                                                                     EXHIBIT 2.2

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                  ---------------------------------------------

                            ASSET PURCHASE AGREEMENT

                  ---------------------------------------------

                            dated as of July 10, 2000

                                      among

                            THOMSON NEWSPAPERS INC.,

                    THOMSON NEWSPAPERS LICENSING CORPORATION,

                             TN CUSTOMER HOLDING LLC

                                       and

                              MEDIANEWS GROUP, INC.

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                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS....................................................................................1

       SECTION 1.01.   Certain Defined Terms................................................................1

ARTICLE II   PURCHASE AND SALE..............................................................................9

       SECTION 2.01.   Purchase and Sale of Assets..........................................................9
       SECTION 2.02.   Assumption and Exclusion of Liabilities.............................................11
       SECTION 2.03.   Purchase Price; Allocation of Purchase Price........................................13
       SECTION 2.04.   Closing.............................................................................13
       SECTION 2.05.   Closing Deliveries by the Sellers...................................................13
       SECTION 2.06.   Closing Deliveries by the Purchaser.................................................14
       SECTION 2.07.   Working Capital Adjustment..........................................................14

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE SELLERS................................................16

       SECTION 3.01.   Organization and Authority of the Sellers...........................................16
       SECTION 3.02.   No Conflict.........................................................................16
       SECTION 3.03.   Consents and Approvals..............................................................16
       SECTION 3.04.   Financial Statements................................................................17
       SECTION 3.05.   Litigation..........................................................................17
       SECTION 3.06.   Permits and Licenses; Compliance with Laws..........................................17
       SECTION 3.07.   Conduct in the Ordinary Course; Absence of Changes or Events........................18
       SECTION 3.08.   Material Contracts..................................................................18
       SECTION 3.09.   Employee Matters....................................................................19
       SECTION 3.10.   Environmental Matters...............................................................20
       SECTION 3.11.   Intellectual Property...............................................................21
       SECTION 3.12.   Real Property.......................................................................21
       SECTION 3.13.   Transferred Assets..................................................................22
       SECTION 3.14.   Insurance...........................................................................22
       SECTION 3.15.   Labor Matters.......................................................................22
       SECTION 3.16.   Taxes...............................................................................22
       SECTION 3.17.   Brokers.............................................................................23
       SECTION 3.18.   Equipment and Tangible Property.....................................................23
       SECTION 3.19.   Circulation Matters.................................................................23
       SECTION 3.20.   Inventory...........................................................................23
       SECTION 3.21.   Nature of Transferred Assets........................................................24

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............................................24

       SECTION 4.01.   Organization and Authority of the Purchaser.........................................24
       SECTION 4.02.   No Conflict.........................................................................24

                                       i
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
       SECTION 4.03.   Consents and Approvals..............................................................24
       SECTION 4.04.   Absence of Litigation...............................................................25
       SECTION 4.05.   Financing...........................................................................25
       SECTION 4.06.   Brokers.............................................................................25
       SECTION 4.07.   FCC Matters.........................................................................25

ARTICLE V     ADDITIONAL AGREEMENTS........................................................................25

       SECTION 5.01.   Operation of the Newspapers Prior to the Closing....................................25
       SECTION 5.02.   Investigation; No Other Representations or Warranties...............................26
       SECTION 5.03.   Access to Information...............................................................26
       SECTION 5.04.   Confidentiality.....................................................................28
       SECTION 5.05.   Regulatory and Other Authorizations; Consents.......................................28
       SECTION 5.06.   Transition Services.................................................................29
       SECTION 5.07.   Bulk Transfer Laws..................................................................31
       SECTION 5.08.   Environmental Remediation Project...................................................31
       SECTION 5.09.   Non-Competition Covenant; No Interference...........................................32
       SECTION 5.10.   Corporate Service Agreements........................................................33

ARTICLE VI    EMPLOYEE MATTERS.............................................................................34

       SECTION 6.01.   Employees...........................................................................34
       SECTION 6.02    Health and Welfare Benefits.........................................................34
       SECTION 6.03.   Intentionally Omitted...............................................................35
       SECTION 6.04.   Pension Plan........................................................................35
       SECTION 6.05.   Defined Contribution Plan...........................................................35
       SECTION 6.06.   Intentionally Omitted...............................................................36
       SECTION 6.07.   WARN Act............................................................................36

ARTICLE VII   TAX MATTERS..................................................................................36

       SECTION 7.01.   Cooperation and Exchange of Information.............................................36
       SECTION 7.02.   Conveyance Taxes....................................................................36
       SECTION 7.03.   Treatment of Indemnity Payments.....................................................37

ARTICLE VIII  CONDITIONS TO THE CLOSING....................................................................37

       SECTION 8.01.   Conditions to Obligations of the Sellers............................................37
       SECTION 8.02.   Conditions to Obligations of the Purchaser..........................................38

ARTICLE IX    INDEMNIFICATION..............................................................................39

       SECTION 9.01.   Survival............................................................................39
       SECTION 9.02.   Indemnification by the Purchaser....................................................39
       SECTION 9.03.   Indemnification by the Sellers......................................................40
       SECTION 9.04.   Notification of Claims..............................................................40
       SECTION 9.05.   Limitations.........................................................................42

       SECTION 9.06.   Exclusive Remedy.....................................................................43

ARTICLE X     TERMINATION, AMENDMENT AND WAIVER.............................................................43

       SECTION 10.01.  Termination..........................................................................43
       SECTION 10.02.  Effect of Termination................................................................44
       SECTION 10.03.  Exclusive Remedy.....................................................................44

ARTICLE XI    GENERAL PROVISIONS............................................................................45

       SECTION 11.01.   Expenses............................................................................45
       SECTION 11.02.   Notices.............................................................................45
       SECTION 11.03.   Public Announcements................................................................46
       SECTION 11.04.   Headings............................................................................46
       SECTION 11.05.   Severability........................................................................46
       SECTION 11.06.   Disclosure Schedule.................................................................46
       SECTION 11.07.   Entire Agreement; Time of the Essence...............................................46
       SECTION 11.08.   Assignment; Like Kind Exchange......................................................47
       SECTION 11.09.   No Third-Party Beneficiaries........................................................47
       SECTION 11.10.   Further Action......................................................................47
       SECTION 11.11.   Amendment, Waiver...................................................................47
       SECTION 11.12.   Governing Law; Jurisdiction.........................................................48
       SECTION 11.13.   Counterparts........................................................................48
       SECTION 11.14.   Construction........................................................................48
       SECTION 11.15.   No Conflict of Interest.............................................................48
       SECTION 11.16.   Guarantee...........................................................................49


                                      iii
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EXHIBITS

         1.01(a)      Newspapers and Other Periodical Publications
         1.01(c)      Form of Assumption Agreement
         1.01(d)      Form of Bill of Sale and Assignment
         1.01(e)      Knowledge of Persons
         1.01(f)      Certain Excluded Intellectual Property
         1.01(g)      Market Area
         2.03(b)      Allocation of Purchase Price and Assumed Liabilities
         2.07         Closing Working Capital Procedures
         5.06         Transition Services
         5.08         Environmental Remediation Projects
         8.01(g)      Form of Purchaser's counsel opinion
         8.02(g)      Form of Sellers' counsel opinion




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DISCLOSURE SCHEDULE

Section 1.01(1)        Real Property
Section 1.01(2)        Environmental Reports
Section 2.01(b)        Excluded Assets
Section 2.02(b)        Excluded Liabilities
Section 3.02           No Conflict
Section 3.03           Consents and Approvals
Section 3.04(a)        Financial Statements
Section 3.04(b)        Undisclosed Liabilities
Section 3.05           Litigation
Section 3.06(a)        Permits and Licenses; Compliance with Laws
Section 3.06(b)        Violation of Law
Section 3.07           Conduct in the Ordinary Course; Absence of Changes or
                       Events
Section 3.08           Certain Material Contract Matters
Section 3.09(a)        Employee Matters
Section 3.09(c)        Multiemployer Plans; Withdrawal Liability
Section 3.09(e)        Newspaper Employees
Section 3.11           Intellectual Property
Section 3.12           Encumbrances on Real Property
Section 3.13           Encumbrances on Other Transferred Assets
Section 3.15           Labor Matters
Section 5.01           Operation of the Newspapers Prior to the Closing
Section 5.02           Non-compete Agreements
Section 5.02(c)        Use of Transferred Assets

         ASSET PURCHASE AGREEMENT, dated as of July 10, 2000 among Thomson Newspapers Inc. (Tax ID #22-2768755), a Delaware corporation ("TNI"), Thomson Newspapers Licensing Corporation (Tax ID #51-0382215), a Delaware corporation ("TNLC"), and TN Customer Holding LLC (Tax ID #51-0400128), a Delaware limited liability company ("TNCHL"), (collectively, the "Sellers"), and MediaNews Group, Inc. (Tax ID # 76-042553), a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, TNI owns and operates the newspapers and other periodical publications listed on Exhibit 1.01(a) (collectively, the "Newspapers");

         WHEREAS, TNLC owns or has the legal right to use certain of the Intellectual Property constituting part of the Transferred Assets (other than Customer IP);

         WHEREAS, TNCHL owns or has the legal right to use certain paid subscriber lists, commercial advertiser lists, distributor lists, carrier lists, route representatives lists, single copy dealer lists, transient or private party advertiser lists and commercial printing customer lists and similar Intellectual Property (collectively, "Customer IP") constituting part of the Transferred Assets;

         WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all right, title and interest of the Sellers in and to certain properties and assets of the Sellers used or held for use solely in the Business, and in connection therewith, the Purchaser is willing to purchase such properties and assets and to assume the liabilities of the Sellers relating to the Business (with the exceptions specified below), all upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Sellers and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Abitibi Contract" shall have the meaning set forth in Section 2.01(b)(ix) hereof.

         "Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person; provided, however, that, for purposes of Section 5.09 only, the term Affiliate shall not include any direct or indirect stockholder of TTC.

         "Agreement " means this Asset Purchase Agreement, among the Sellers and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.11.

         "Ancillary Agreements" means the Assumption Agreement, the Bill of Sale and the Deeds.

         "Assets" means all the properties and assets of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, owned by any Seller and, in any case, used or held for use solely in the conduct of the Business, including without limitation, all of each Seller's right, title and interest in and to the following:

         (i) all Real Property;

         (ii) all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use solely in the conduct of the Business at the locations at which the Business is conducted and not otherwise included in clause (i) above;

         (iii) all automobiles, other vehicles and rolling stock used or held for use solely in the conduct of the Business;

         (iv) all inventories of merchandise, newsprint, ink and other raw materials, work in process, finished goods, supplies (including without limitation, photo supplies, composition supplies, camera supplies, pressroom supplies, pressroom plates, mailroom supplies, plant supplies and route and circulation supplies) and other personal property used or held for use solely in the conduct of the Business at the locations at which the Business is conducted;

         (v) all Receivables;

         (vi) all books of account, general, financial and personnel records, invoices, shipping records, sales and promotional literature, supplier, customer and circulation lists, correspondence and other documents, records, data, files and service manuals solely pertaining to the Business and located at the principal places of business of the Newspapers;

         (vii) to the extent assignable, all computer software and programs used or held for use solely in the conduct of the Business;

         (viii) all goodwill solely relating to the Business;

         (ix) all Intellectual Property used or held for use solely in the conduct of the Business;

         (x) to the extent assignable, all claims, causes of action, rights of recovery, refunds, security deposits to the extent reflected on the Final Closing Net Asset Statement, rights of set-off and other similar rights of any kind (including without limitation, rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), to the extent pertaining to and arising solely out of the Business;

         (xi) to the extent assignable, all rights under all contracts, leases (including without limitation, all automobile leases notwithstanding any element of personal use thereof), licenses, purchase or customer orders, commitments and other binding arrangements of the Business to the extent solely pertaining to the Business ("Contracts");

         (xii) to the extent assignable, all Federal, state and local permits, licenses, waivers and authorizations used or held for use solely in the conduct of the Business; and

         (xiii) the library and morgue of each of the Newspapers, including without limitation, all clippings, photographs (negatives and positives), bound files of back issues and microfilm, microfiche and electronic reproductions of back issues.

         "Assumed Liabilities" has the meaning specified in Section 2.02(a).

         "Assumption Agreement" means the Assumption Agreement to be executed by the Purchaser and the Sellers on the Closing Date substantially in the form of
Exhibit 1.01(c).

         "Beneficiary" means the Person designated by a Newspaper Employee or former employee of the Business, by operation of law or otherwise, as the Person entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

         "Bill of Sale" means the Bill of Sale and Assignment to be executed by the Sellers on the Closing Date substantially in the form of Exhibit 1.01(d).

         "Business" means the business of publishing, distributing and operating the Newspapers (including any commercial printing operations directly relating thereto and other publications associated with the Newspapers).

         "Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

         "Closing" has the meaning specified in Section 2.04.

         "Closing Date" has the meaning specified in Section 2.04.

         "Closing Date Working Capital" means Working Capital of the Business as at the close of business on the Closing Date.

         "Closing Statement of Net Assets" means the unaudited statement of net assets of the Business as at the close of business on the Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Confidentiality Agreement" has the meaning specified in Section 5.04.

         "Contracts" has the meaning specified in the definition of Assets herein.

         "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person whether through the ownership of voting securities or interests, as trustee or executor, by contract or credit agreement or otherwise.

         "Corporate Employees" means the employees of TNI employed in the Business and located at the Sellers' (and their Affiliates') corporate offices in Stamford, Connecticut and Wexford, Pennsylvania; provided, however, that to the extent that any such employee accepts an offer of employment by the Purchaser to become an employee of the Purchaser as of the Closing Date, then each such employee, if any, shall not be a Corporate Employee and shall be deemed to be a Newspaper Employee for all purposes of this Agreement.

         "Corporate Severance Agreements" means the severance agreements entered into between certain Corporate Employees and TNI or its Affiliates in contemplation of the transactions contemplated hereby.

         "Customer IP" has the meaning specified in the recitals of this Agreement.

         "Damages" means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, sustained or incurred by the applicable Person.

         "Deeds" means the bargain and sale deeds with covenant against grantor's acts (or the equivalent thereto in each jurisdiction in which Real Property is located) to be executed by the appropriate Sellers on the Closing Date in order to convey to the Purchaser each parcel of Real Property.

         "Defined Contribution Plans" means the Thomson Newspapers Inc. 401(k) Savings Plan Plus, the Thomson Newspapers Holdings Inc. 401(k) Savings Plan Plus, the Thomson Newspapers Inc. 401(k) Plan for Union Employees and any other defined contribution plan (within the meaning of Section 3(34) of ERISA) maintained, sponsored or contributed to by TNI for Newspaper Employees.

         "Disclosure Schedule" means the Disclosure Schedule delivered to the Purchaser by the Sellers.

         "Dispute Notice" has the meaning specified in Section 2.07(b)(i).

         "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

         "Environmental Law" means all Federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health from environmental hazards, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and the Department of Labor regulations promulgated thereunder.

         "Excluded Assets" has the meaning specified in Section 2.01(b).

         "Excluded Liabilities" has the meaning specified in Section 2.02(b).

         "Final Closing Statement of Net Assets" means the Closing Statement of Net Assets that become final, binding and conclusive on the parties in the manner set forth in Section 2.07.

         "Final Working Capital Statement" means the determination of the Closing Date Working Capital that becomes final, binding and conclusive on the parties in the manner set forth in Section 2.07.

         "GAAP" means generally accepted accounting principles and practices as in effect from time to time.

         "Governmental Authority" means any Federal, state or local governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal, or judicial or arbitral body.

         "Hazardous Substance" means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Independent Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for the Sellers or the Purchaser or any of their respective Affiliates) mutually acceptable to the Sellers and the Purchaser or (b) if the Sellers and the Purchaser are unable to agree upon such a firm, then the Sellers, collectively, and the Purchaser shall each select a representative from one such firm and those two individuals shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

         "Initial Working Capital Statement" has the meaning specified in
Section 2.07(a).

         "Intellectual Property" means all copyrights, patents, trademarks, tradenames (including the Tradenames), services marks, licenses in respect of computer software and other intellectual property, and other intellectual property, in each case used or held for use solely in the conduct of the Business and all applications for registration of any of the foregoing, all goodwill associated therewith and all rights to pursue enforcement or infringement of any such assets.

         "IRS" means the Internal Revenue Service.

         "Knowledge of the Sellers" or "Sellers' knowledge" or similar words means the actual knowledge of any of the individuals listed in Exhibit 1.01(e), in each case, without specific investigation or inquiry.

         "Liabilities" means any and all debts, liabilities, obligations and claims, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment, license, permit or undertaking.

         "Long Term Incentive Plan" means the Thomson Newspapers Long Term Incentive Plan.

         "Losses" means all losses, damages, liabilities, obligations and claims, and costs and expenses of any kind related thereto, including without limitation, reasonable fees and disbursements of counsel. Notwithstanding anything to the contrary contained in the Agreement, neither Losses nor Damages shall include (i) the loss of profits of any Person seeking indemnification under the Agreement, (ii) punitive damages unless such Person had punitive damages assessed or asserted against it or (iii) any consequential damages.

         "Material Adverse Effect" means a material adverse effect on the results of operations or financial condition of the Business, taken as a whole; provided, however, that the term "Material Adverse Effect" shall not include any effect attributable to the existence of or the public announcement of this Agreement, general economic changes or general changes in the industry in which the Business is engaged.

         "Material Contract" has the meaning specified in Section 3.08.

         "Market Area" means the areas identified on Exhibit 1.01(g) of this Agreement.

         "Materials of Environmental Concern" means chemicals, pollutants, compounds, contaminants, wastes, toxic substances, hazardous materials, hazardous substances, petroleum and petroleum products, in each case, which are listed under any Environmental Law as "toxic" or "hazardous" or potentially "toxic" or "hazardous" or with respect to which liability or standards of conduct or clean-up are imposed pursuant to any Environmental Law.

         "Multiemployer Plan" has the meaning specified in Section 3.09(c).

         "Newspaper Employees" means the employees of TNI employed in the Business other than the Corporate Employees.

         "Newspapers" has the meaning specified in the recitals of this Agreement.

         "Non-compete Agreements" has the meaning specified in Section 5.02(b) hereof.

         "Non-Corporate Severance Agreements" means the severance agreements entered into between those Newspaper Employees identified by an asterisk on
Section 3.09(e) of the Disclosure Schedule and TNI in contemplation of the transactions contemplated hereby (copies of which have been made available to the Purchaser).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means the Thomson Holdings Inc. Group Pension Plan.

         "Performance Plan" means the Thomson Newspapers Annual Management Incentive Plan.

         "Permitted Encumbrances" has the meaning specified in Section 3.12.

         "Permitted Liens" has the meaning specified in Section 3.13.

         "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Phantom and Stock Plans" means all phantom stock and stock option plans of TTC.

         "Plans" has the meaning specified in Section 3.09(a).

         "Purchase Price" has the meaning specified in Section 2.03(a).

         "Purchaser" has the meaning specified in the preamble to this Agreement.

         "Purchaser Indemnified Parties" has the meaning specified in Section 9.03.

         "Purchaser Material Adverse Effect" has the meaning specified in
Section 8.01(a).

         "Real Property" means the real property identified on Section 1.01(1) of the Disclosure Schedule, together with all buildings and other structures, facilities or improvements located thereon, all fixtures attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

         "Receivables" means any and all accounts receivable, notes receivable and other amounts receivable (net of any allowances or discounts) from third parties which are not Affiliates of any Seller arising solely from the conduct of the Business.

         "Reference Statement of Net Assets" means the unaudited statement of net assets of the Business as at May 31, 2000, including the notes thereto, a copy of which is set forth as Section 3.04(a) of the Disclosure Schedule.

         "Reference Earnings Statements" means the unaudited statements of earnings before interest, taxes, depreciation and amortization of the Business for the year ended December 31, 1999 and the three-month period ended May 31, 2000, including the notes thereto, copies of which are set forth as Section 3.04(a) of the Disclosure Schedule.

         "Reference Working Capital" means $5,000,000.

         "Reports" means the environmental reports listed on Section 1.01(2) of the Disclosure Schedule.

         "Required Permits" has the meaning specified in Section 3.06(a).

         "Retention Agreements" means the stay bonus and retention agreements entered into between certain Newspaper Employees and certain Corporate Employees, on the one hand, and TNI or its Affiliates, on the other hand, in contemplation of the transactions contemplated hereby (for greater certainty, Retention Agreements do not include the Corporate Severance Agreements or any other severance agreements or arrangements).

         "Retiree" means a former employee of any of the Sellers who was employed in the Business and who retired prior to the Closing Date.

         "Returns" has the meaning specified in Section 7.01.

         "Review Period" has the meaning specified in Section 2.07(b)(i).

         "Seller Indemnified Parties" has the meaning specified in Section 9.02.

         "Sellers" has the meaning specified in the preamble of this Agreement.

         "Sellers' Health and Welfare Plan" has the meaning specified in Section 6.02(a).

         "SERP Plans" means all supplemental pension and deferred compensation plans maintained by TNI or its Affiliates covering Newspaper Employees, among others.

         "Tax" or "Taxes" means all taxes or similar assessments, charges or levies of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties and additions to tax imposed by any taxing authority.

         "Termination Date" has the meaning provided in Section 10.01(a).

         "Thomson Names" has the meaning specified in Section 2.01(b)(vi).

         "TIMN" means Flywheel Media (formerly known as Thomson Interactive Media Network), a division of TNI.

         "Tradenames" means the tradenames of each Newspaper.

         "Transferred Assets" has the meaning specified in Section 2.01(a).

         "Transition Services" has the meaning specified in Section 5.06(b).

         "Transition Services Provider" has the meaning specified in Section 5.06(b).

         "TTC" means The Thomson Corporation, an Ontario corporation.

         "Working Capital" means the excess, if any, of current Transferred Assets (excluding trade and barter receivables) over current Assumed Liabilities (excluding trade and barter liabilities), determined in accordance with Section 2.07.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of Assets.

         (a) On the terms and subject to the conditions of this Agreement, on the Closing Date, the Sellers shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Sellers' respective right, title and interest in and to all of the Assets on the Closing Date, other than the Excluded Assets (the "Transferred Assets").

         (b) The Transferred Assets shall not include the following Assets (the "Excluded Assets"):

         (i) all of the Sellers' cash (including without limitation, all checks and drafts), cash equivalents (other than security deposits to the extent reflected on the Final Closing Statement Net Assets) and marketable securities on hand or deposited in bank accounts, deposit accounts, lockbox accounts or any other accounts with banks or other depositories on or prior to the Closing Date, and all bank, depository and other accounts related thereto (other than lockbox accounts);

         (ii) all refunds and claims for refunds of income Taxes paid by any Seller or any of its Affiliates arising prior to or on the Closing Date;

         (iii) all rights and interests of any Seller or any of its Affiliates in, to or under any insurance policy, including any prepaid expense in respect thereof and any cash surrender value thereof;

         (iv) all debts and other obligations due to any Seller from any other Seller or from any Affiliate of any Seller (other than any debts reflected or reserved against in the Final Closing Statement of Net Assets and due to the Business from TIMN);

         (v) income Tax records and Returns;

         (vi) all right, title and interest in and to the names, trademarks, tradenames and service marks "THOMSON NEWSPAPERS INC.," "THOMSON NEWSPAPERS," "THE THOMSON CORPORATION," "THOMSON INTERACTIVE MEDIA NETWORK," "FLYWHEEL MEDIA" and "THOMSON" and the other names, trademarks, tradenames and service marks listed on Exhibit 1.01(f) and any variations thereof (collectively, the "Thomson Names"), and all rights to use the Thomson Names, and all Intellectual Property owned by an of the Sellers for the benefit of TIMN, and all items marked with the Thomson Names, including without limitation, promotional materials, packaging materials, stationery, signs, business cards, business manuals and training videos;

         (vii) other than as provided pursuant to Section 5.06, any rights to receive corporate overhead and other services provided to the Business by the corporate office of the Sellers or otherwise shared among the businesses conducted by the Sellers, including without limitation, treasury, legal, tax, human resources, risk management and finance and group purchasing plans;

         (viii) all property and assets of the Pension Plan and the Defined Contribution Plans and all rights in all assets associated with any of the Plans or Sellers' Health and Welfare Plan;

         (ix) all rights and interests under (a) the Agreement effective as of January 1, 2000 by and among Abitibi Consolidated Sales Corporation, TNI, Abitibi-Consolidated Inc. and Thomson Newspapers Canada (the "Abitibi Contract"), (b) the Corporate Advertising Agreement effective as of March 1, 2000 between Thomson Newspapers and JC Penney Co., Inc. (including Eckerd Corporation), (c) the 2000 Preprint Agreement effective as of January 1, 2000 between Thomson Newspapers and Sears, Roebuck and Company,
     (d) the 1999-2001 K-Mart Preprint Agreement effective as of June 1, 1999 between Thomson Newspapers Holdings, Inc. and K-Mart Corporation, and (e) the Publishers Agreement effective as of January 2, 1998, between USA Weekend, Inc. and TNI;

         (x) property and assets which are listed on Section 2.01(b) of the Disclosure Schedule;

         (xi) all property and assets of any Seller located at the Sellers' (and their Affiliates') corporate offices in Stamford, Connecticut and Wexford, Pennsylvania or at the Sellers' central data processing center in New York, New York; and

         (xii) all claims, causes of action, rights of recovery, rights of set-off and other similar rights of any kind, to the extent relating to any other Excluded Asset or any Excluded Liability.

         SECTION 2.02. Assumption and Exclusion of Liabilities.

         (a) On the terms and subject to the conditions of this Agreement, the Purchaser shall, on the Closing Date, assume, and shall pay, perform and discharge when due, all Liabilities expressly agreed to by the Purchaser or expressly stated to be assumed by Purchaser, in any case, pursuant to one or more other provisions of this Agreement, and the following (and only the following) Liabilities of each Seller arising out of or relating to the Business, the Transferred Assets or the Newspapers, whether accrued or arising before or after the Closing, in all cases, except for the Excluded Liabilities (the "Assumed Liabilities"):

         (i) all Liabilities of each Seller as of the Closing Date with respect to all accounts payable incurred with respect to the Business;

         (ii) all Liabilities of each Seller as of the Closing Date with respect to delivery of the Newspapers for the remaining term of any and all prepaid subscriptions;

         (iii) all Liabilities of each Seller under all Contracts to the extent those Liabilities become due or arise subsequent to the Closing;

         (iv) all Liabilities of each Seller with respect to all real estate, personal property, sales, use and similar Taxes arising out of the operation of the Business prior to the Closing and accrued as of the Closing Date;

         (v) all Liabilities of each Seller with respect to all sick leave and vacation benefits for Newspaper Employees of each Seller on the Closing Date with respect to work performed prior to the Closing Date; and

         (vi) all Liabilities of each Seller reflected or reserved against on the Final Closing Statement of Net Assets.

         (b) Except for the Assumed Liabilities, Purchaser does not assume or agree to pay any liability or obligation of any Seller, direct or indirect, known or unknown, absolute or contingent, contractual or otherwise. Without limiting the generality of the foregoing, the Sellers shall retain, and shall pay, perform and discharge when due, and the Purchaser shall not assume or have any responsibility for, all of the following Liabilities of the Sellers (the "Excluded Liabilities"):

         (i) all income Taxes (including any state or local franchise Taxes based in whole or part on income) now or hereafter owed by the Sellers or any Affiliate of the Sellers that are attributable to the operations or activities of the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

         (ii) all Liabilities to the extent arising out of or relating to the Excluded Assets (other than Liabilities reflected or reserved against on the Closing Statement of Net Assets, all of which shall be Assumed Liabilities notwithstanding anything in this Agreement to the contrary);

         (iii) all Liabilities relating exclusively to or arising exclusively out of the obligations of the Sellers under Sections 5.08, 6.02(a), 6.02(c), 6.02(e)(ii) and 6.04;

         (iv) all Liabilities arising out of the Long Term Incentive Plan, the Phantom and Stock Plans, the Performance Plan, any SERP Plans, the Retention Agreements, the Corporate Severance Agreements or any other employee benefit or welfare plan relating in whole or in part to the Newspaper Employees whether, on behalf of any present or former employees of the Business and/or their dependents;

         (v) all debts and other obligations due from any Seller to another Seller or to any Affiliate of any Seller (other than any debts reflected or reserved against in the Final Closing Statement of Net Assets and due to
     TIMN);

         (vi) all debts and other obligations of the Sellers for borrowed money, including, but not limited to, capital lease obligations;

         (vii) all Liabilities of the Sellers to the extent not arising out of or relating to the Business, the Transferred Assets and/or the Newspapers;

         (viii) all Liabilities of the Sellers solely to the extent such Liabilities constitute (a) libel claims with respect to materials published by the Newspapers prior to the Closing Date, (b) workers' compensation claims of Newspaper Employees with respect to occurrences prior to the Closing Date or (c) or other claims on Section 3.05 of the Disclosure Schedule (other than the matters listed as items 1 and 2 thereon which shall be governed by clause (ix) of this Section 2.02(b));

         (ix) all Liabilities of the Sellers or any of their Affiliates to pay attorneys fees and expenses of counsel to Sellers or any of their Affiliates and other fees and expenses of consultants, expert witnesses or other third parties retained by Sellers or their Affiliates in connection with the defense of the litigations listed as items 1 and 2 in Section 3.05 of the Disclosure Schedule and to pay monetary Damages, if any, pursuant to a final and nonappealable order or judgment of the court having jurisdiction with respect to such litigations, in any case, solely to the extent such monetary obligations arise as a result of occurrences prior to the Closing Date (provided that, for greater certainty, Excluded Liabilities shall not include, and Assumed Liabilities shall include, any injunctive or other equitable remedies resulting from or relating to such litigations that affects the Business or the Purchaser or its Affiliates or any Liabilities or Damages resulting from or relating to the operation of the Business or any other action by the Purchaser or its Affiliates from and after the Closing Date);

         (x) all Liabilities of the Sellers arising out of any breach by the Sellers or any of their Affiliates prior to the Closing Date of any of the Non-compete Agreements (other than any breach arising out of the consummation of the transactions contemplated hereby);

         (xi) all Liabilities under any insurance policy relating to the Business;

         (xii) all Liabilities of the Sellers relating to terminations of employment of Newspaper Employees prior to the Closing Date; and

         (xiii) all Liabilities which are listed on Section 2.02(b) of the Disclosure Schedule.

         SECTION 2.03. Purchase Price; Allocation of Purchase Price.

         (a) Subject to the adjustments set forth in Section 2.07, the aggregate purchase price for the Transferred Assets (the "Purchase Price") shall be $205,000,000.

         (b) The Purchase Price and Assumed Liabilities shall be allocated in
(i) between the Transferred Assets owned by TNLC and TNCHL (the "IP Assets"), on the one hand, and all other Transferred Assets, on the other hand, as of the Closing Date in accordance with Exhibit 2.03(b) and (ii) among the Transferred Assets (other than the IP Assets) as of the Closing Date in accordance with the agreement of the parties hereto reached in good faith on or before the date which is the earlier to occur of (x) the date which is six months after the Closing Date and (y) the first date on which such allocation must be reflected on the Tax Returns of any of the parties hereto. Any subsequent adjustments to the Purchase Price shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation Section 1.1060-1T(f) and as agreed to by the Purchaser and the Sellers (including pursuant to Section 7.03 hereof). The Purchaser and the Sellers shall report the Federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by law, neither the Purchaser nor the Sellers shall take an inconsistent position with such allocations on any Tax Return or otherwise.

         SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") at the offices of counsel to the Sellers at 10:00 a.m., local time, on October 1, 2000, if as of such date all applicable waiting periods under the HSR Act have expired or been terminated and all other conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived, and if not, on the fifth Business Day following the later to occur of
(i) the expiration or termination of all applicable waiting periods under the HSR Act and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other time or on such other date or at such other place as the Sellers and the Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date").

         SECTION 2.05. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

         (a) the Bill of Sale, the Deeds and such other instruments as may be reasonably requested by the Purchaser to transfer the Transferred Assets to the Purchaser or to evidence such transfer on the public records;

         (b) the Assumption Agreement;

         (c) a receipt for the Purchase Price; and

         (d) the certificates and other documents required to be delivered pursuant to Section 8.02.

         SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

         (a) the Purchase Price by wire transfer in immediately available funds to an account which shall be designated by the Sellers to the Purchaser;

         (b) the Assumption Agreement; and

         (c) the certificates and other documents required to be delivered pursuant to Section 8.01.

         SECTION 2.07. Working Capital Adjustment. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.07:

         (a) Closing Statement of Net Assets and Working Capital. As promptly as practicable, but in any event within 90 days following the Closing Date, the Purchaser shall deliver to the Sellers the Closing Statement of Net Assets and a statement setting forth the Closing Date Working Capital as computed from such Closing Statement of Net Assets (the "Initial Working Capital Statement"), in each case prepared on a basis consistent with the procedures and principles set forth in Exhibit 2.07 hereto and in accordance with GAAP, to the extent not inconsistent with such procedures. At all reasonable times during the 90-day period referred to above and 30 Business Days immediately following the Sellers' receipt of the Closing Statement of Net Assets and Initial Working Capital Statement, the Sellers and their representatives shall be permitted to review the Purchaser's work papers and the other books and records relating to the Closing Statement of Net Assets and the Initial Working Capital Statement and the Purchaser shall make reasonably available the individuals responsible for the preparation of the Closing Statement of Net Assets and the Initial Working Capital Statement in order to respond to the inquiries of the Sellers and their representatives related thereto.

         (b) Disputes. (i) The Sellers may dispute the Closing Statement of Net Assets and the determination of Closing Date Working Capital (including any amounts set forth in the Closing Statement of Net Assets); provided, however, that the Sellers shall have notified the Purchaser in writing of each disputed item within 30 Business Days of the Sellers' receipt of the Closing Statement of Net Assets and the Initial Working Capital Statement (the "Review Period"), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, the dollar amounts involved and the Sellers' good faith estimate of the Closing Date Working Capital and any changes in the Closing Statement of Net Assets (a "Dispute Notice"). At all reasonable times following the Purchasers' receipt of a Dispute Notice, the Purchaser and its representatives shall be permitted to review the Sellers' work papers relating to the Dispute Notice and the Sellers shall make reasonably available the individuals responsible for the preparation of the Dispute Notice in order to respond to the inquiries of the Purchaser and its representatives related thereto. In the event of such a dispute, the Purchaser and the Sellers shall attempt to resolve their differences in good faith within 20 Business Days after receipt by the Purchaser of the Dispute Notice. In the event that the Purchaser and Sellers resolve all disputed items within 20 Business Days after receipt by the Purchaser of the Dispute Notice, then the Sellers and Purchaser shall set forth the agreed upon Final Closing Statement of Net Assets and the determination of Closing Date Working Capital in writing and such Final Closing Statement of Net Assets and such determination of Closing Date Working Capital shall be final, binding and conclusive on the parties and shall be deemed to be the Final Working Capital Statement and the Final Closing Statement of Net Assets, as the case may be. If the Sellers and the Purchaser are unable to reach a resolution with respect to all disputed items within 20 Business Days after receipt by the Purchaser of the Dispute Notice, the Sellers and the Purchaser shall submit any items remaining in dispute for resolution to an Independent Accounting Firm, and shall use their respective reasonable best efforts to cause the Independent Accounting Firm, within 30 Business Days after such submission, to determine in a written report to the Sellers and the Purchaser its resolution of such remaining disputed items, and such determination of such remaining disputed items (together with those items not in dispute and those items resolved between the Sellers and the Purchaser, and, accordingly, not submitted to the Independent Accounting Firm) shall be final, binding and conclusive on the Sellers and the Purchaser and shall be deemed to be the Final Working Capital Statement and the Final Closing Statement of Net Assets, as the case may be. The fees and disbursements of the Independent Accounting Firm shall be borne equally by the Sellers and the Purchaser. During the 30 Business Day review by the Independent Accounting Firm, the Purchaser and the Sellers will each make available to the Independent Accounting Firm such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

         (ii) If the Sellers do not deliver the Dispute Notice to the Purchaser within the Review Period, the Initial Working Capital Statement and the Closing Statement of Net Assets delivered by the Purchaser to the Sellers shall be deemed to be accepted by the Sellers, shall be final, binding and conclusive on the parties hereto, and shall be deemed to be the Final Closing Statement of Net Assets and the Final Working Capital Statement.

         (c) Purchase Price Adjustment. Within three Business Days following the Final Working Capital Statement being deemed final pursuant to Section 2.07(b)(i) or (ii), as the case may be, a Purchase Price adjustment shall be made as follows:

         (i) in the event that the Reference Working Capital exceeds the Closing Date Working Capital (as set forth on the Final Working Capital Statement), the Purchase Price shall be adjusted downward by the amount of such excess, and the Sellers shall pay the amount of such excess, together with interest as provided for in Section 2.07(d) below, to the Purchaser by wire transfer in immediately available funds to an account designated by Purchaser; and

         (ii) in the event that the Closing Date Working Capital (as set forth on the Final Working Capital Statement) exceeds the Reference Working Capital, the Purchase Price shall be adjusted upward by the amount of such excess, together with interest as provided for in Section 2.07(d) below, and the Purchaser shall pay the amount of such excess to the Sellers by wire transfer in immediately available funds to an account designated by the Sellers.

         (d) Interest. All amounts paid pursuant to Section 2.07(c) shall bear interest from and after the Closing Date, until paid, at the per-annum rate equal to the prime rate of Citibank, N.A. (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         TNI represents and warrants to the Purchaser as of the date hereof all of the following representations and warranties, and TNLC and TNCHL each represent and warrant, severally and not jointly, to the Purchaser only the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11 and
3.13 and solely to the extent such representations and warranties relate to such Seller or the Transferred Assets owned by it:

         SECTION 3.01. Organization and Authority of the Sellers. Each of TNI and TNLC is a corporation and TNCHL is a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate and limited liability company, as applicable, power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

         SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section
3.03 have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not (a) violate or conflict with the Certificate of Incorporation or By-laws of the Sellers, (b) except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of the Sellers (with respect to the Business), the Transferred Assets or the Newspapers or (c) except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or as described in Section 3.02 of the Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to any Material Contract.

         SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Sellers do not, and the performance of this Agreement and the Ancillary Agreements by the Sellers will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in
Section 3.03 of the Disclosure Schedule, (b) the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

         SECTION 3.04. Financial Statements.

         (a) Attached as Section 3.04(a) of the Disclosure Schedule is the Reference Statement of Net Assets and the Reference Earnings Statements. The Reference Statement of Net Assets and the Reference Earnings Statements (i) were prepared in accordance with the books of account and other financial records of the Sellers relating to the Business, and (ii) except as provided in the notes thereto and except that the foregoing statements do not reflect barter and trade assets or liabilities, present fairly in all material respects the net assets of the Business as of the date thereof and the earnings before interest, taxes, depreciation and amortization of the Business for the applicable periods then ended, respectively.

         (b) The Sellers do not have any Liabilities with respect to the Business, the Transferred Assets or the Newspapers that would be required by GAAP to be reflected or reserved against in a balance sheet, except (i) such Liabilities as are reflected or reserved against in the Reference Statement of Net Assets or in Section 3.04(b) of the Disclosure Schedule, (ii) such Liabilities as are incurred after the date of the Reference Statement of Net Assets in the ordinary course of business, (iii) the Excluded Liabilities, (iv) trade and barter liabilities or (v) Liabilities which would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect; provided, however in no event shall the representation and warranty contained in this Section 3.04(b) cover or be deemed to cover any matter, subject, category or event which is covered by or addressed in any other representation or warranty of any of the Sellers contained in this Agreement.

         SECTION 3.05. Litigation. Except as disclosed in Section 3.05 of the Disclosure Schedule, there are no actions, proceedings or investigations pending, or to the Sellers' knowledge threatened, against any of the Sellers relating to the Business or the Transferred Assets, before any Governmental Authority that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as disclosed in Section 3.05 of the Disclosure Schedule, none of the Sellers with respect to the Business or the Transferred Assets is subject to any order, writ, judgment, injunction, decree, determination or award which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

         SECTION 3.06. Permits and Licenses; Compliance with Laws.

         (a) Except as disclosed in Section 3.03 or 3.06(a) of the Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) the Sellers have or have effected all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all Federal, state, local and foreign laws and Governmental Authorities, that are required for the Sellers to operate the Business in the manner in which it is currently being operated (collectively, the "Required Permits") and (ii) all such Required Permits are in full force and effect and no cancellation of the Required Permits is pending, or to the knowledge of the Sellers, threatened.

         (b) The Sellers are not in violation of any law, rule, regulation, order, judgment or decree applicable to the Sellers (with respect to the Business) or by which any of the Transferred Assets is bound or affected, except
(i) as set forth in Section 3.06(b) of the Disclosure Schedule and (ii) for violations the existence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 3.07. Conduct in the Ordinary Course; Absence of Changes or Events. Since December 31, 1999, except for matters arising out of the transactions contemplated by this Agreement and except as disclosed in Section
3.07 of the Disclosure Schedule, the Business has been conducted in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, except (a) as disclosed in Section 3.07 of the Disclosure Schedule,
(b) for matters arising out of the transactions contemplated by this Agreement or (c) as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, since December 31, 1999, no Seller has (with respect to the Business):

         (i) sold, transferred, leased, subleased, licensed or otherwise disposed of any asset (other than Excluded Assets), other than in the ordinary course of business, consistent with past practice;

         (ii) purchased, leased or otherwise acquired any asset (other than Excluded Assets), other than in the ordinary course of business, consistent with past practice;

         (iii) suffered any damage, destruction or other casualty loss (not covered by insurance) to the Transferred Assets;

         (iv) revalued any of the Transferred Assets, including without limitation, by writing down or writing up the value of any Receivables, or made any changes in its accounting methods, principles and practices, other than in the ordinary course of business, consistent with past practice;

         (v) terminated or amended any Material Contract or entered into any contract or agreement which would otherwise be a Material Contract, other than in the ordinary course of business, consistent with past practice;

         (vi) created or granted any Encumbrance (other than Permitted Liens) on any Transferred Asset; or

         (vii) established any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for Newspaper Employees, or, other than in the ordinary course of business, consistent with past practice, increased the benefits payable under any Plan or the compensation payable or to become payable to any officers or key employees of any of the Sellers who are Newspaper Employees, other than pursuant to the Retention Agreements or severance agreements with certain Newspaper Employees entered into in contemplation of the transactions contemplated hereby.

         SECTION 3.08. Material Contracts. Except to the extent they relate to Excluded Assets or Excluded Liabilities, the Sellers have previously made available to the Purchaser true copies of all of the following contracts and agreements of the Sellers with respect to the Business (the "Material Contracts"):

         (a) each agreement for the purchase of personal property with any supplier to the Business or for the furnishing of services to the Business under the terms of which any of the Sellers: (1) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2000 or (2) is required to pay more than $100,000 in the aggregate over the remaining term of such agreement, in any case, except for purchase or sales orders entered into in the ordinary course of business, consistent with past practice;

         (b) each agreement for the sale of personal property by the Business or for the furnishing of services by the Business under the terms of which any of the Sellers: (1) is to receive more than $100,000 in the aggregate during the calendar year ending December 31, 2000 or (2) is to receive more than $100,000 in the aggregate over the remaining term of such agreement, in any case, except for purchase or sales orders entered into in the ordinary course of business, consistent with past practice, or sales of equipment which were no longer used in the operation of the Business;

         (c) all employment and management agreements and agreements with independent contractors or consultants under the terms of which any of the
     Sellers: (1) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2000 or (2) is required to pay more than $100,000 in the aggregate over the remaining term of the agreement;

         (d) each lease of real property under the terms of which any of the
     Sellers: (1) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2000 or (2) is required to pay more than $100,000 in the aggregate over the remaining term of the lease; and

         (e) all collective bargaining agreements.

         Except as disclosed in Section 3.08 of the Disclosure Schedule, each Material Contract and each of the other Contracts is valid and binding against the applicable Seller, and to the Sellers' knowledge, valid and binding against the other parties thereto and in full force and effect. None of the Sellers, or to the Sellers' knowledge, no other party to any Material Contract, is in breach of, or in default under, any Material Contract, except where such breach or default would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 3.09. Employee Matters.

         (a) Except as disclosed in Section 3.09(a) of the Disclosure Schedule, the Sellers have previously made available to the Purchaser true and complete copies (or where written plans do not exist, summary descriptions thereof) of
(i) all employee benefit plans as defined in Section 3(3) of ERISA and (ii) except for the agreements or plans referred to in Section 2.02(b)(iv), all bonus, stock option, stock purchase, restricted stock, incentive and retirement plans, programs or arrangements, as each of the foregoing were entered into, maintained, or contributed to, by the Sellers, or any of their Affiliates for, or with respect to, the Newspaper Employees (collectively, the "Plans"). Except as disclosed in Section 3.09(a) of the Disclosure Schedule, the Sellers have made available to the Purchaser true copies of the most recently received IRS determination letter for each such Plan, where applicable, and of the most recent annual reports relating thereto on IRS Form 5500 and/or Form 990, where applicable. Other than claims for benefits in the ordinary course, there is no claim pending or, to the knowledge of Sellers, threatened, involving any Plan by any person or entity against such Plan or the Sellers or any ERISA Affiliate

         (b) Each Plan has been operated by the Sellers in compliance with its terms and the requirements of ERISA, the Code and other applicable law, except where a failure to do so, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of the Sellers, threatened, with respect to any Plan (other than claims for benefits in the ordinary course), except where such action, suit or claim, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         (c) Except as disclosed in Section 3.09(c) of the Disclosure Schedule, none of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA ("Multiemployer Plan"). Except as disclosed in Schedule 3.09(c) of the Disclosure Schedule, no Seller has incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) prior to the Closing Date with respect to any Multiemployer Plan.

         (d) (i) No Seller has incurred any liability to the Pension Benefit Guaranty Corporation (except for required premium payments), (ii) no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Plan, (iii) all reports, returns and similar documents with respect to the Plans required to be filed by the Sellers with any Governmental Authority have been so filed and (iv) the Sellers have complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder; except in any case, where such would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         (e) Section 3.09(e) of the Disclosure Schedule contains a true and complete list of all of the Newspaper Employees as of the date therein set forth, and such list correctly reflects their salaries, hours, wages, other compensation (other than benefits under the Plans), including all bonuses accrued as of such date, dates of employment, positions and all severance pay entitlements (other than Excluded Liabilities).

         SECTION 3.10. Environmental Matters. Except as set forth in the Reports, neither the Business nor any of the Sellers with respect to the Business has received from any Governmental Authority any written request for information, notice of claim, demand or other notification that it is potentially responsible with respect to any investigation or clean-up of any Material of Environmental Concern. Except as disclosed in the Reports: (i) the Real Property and the current use thereof complies in all material respects with applicable Environmental Law; (ii) there are no Materials of Environmental Concern located in or on the Real Property, except for solvents and other chemicals customarily used in the businesses of operating and publishing newspapers and carrying out commercial printing; (iii) none of the Real Property has been used as a waste disposal site, nor are there any underground storage tanks in or under any such property, nor any asbestos situate thereon; (iv) Sellers hold and are in compliance with all licenses required under all Environmental Laws applicable to the operations of the Business as currently conducted by Sellers;
(v) the Real Property is not subject to any Lien imposed pursuant to any Environmental Law; (vi) there has been no release of any Hazardous Substance at any Real Property by the Sellers or any other person under Sellers' direction or control that is in violation of or is reasonably likely to lead to any Liability arising under any Environmental Law, except for any such violations or Liability, as would individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (vii) the Sellers have not transported or arranged for the treatment, storage, or disposal of any Hazardous Substances to any off-site location in connection with the operation of the Business that has resulted in a Liability to the Sellers under applicable Environmental Laws, except for any such Liability, as would individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and (viii) none of the Real Property is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System list, both promulgated under CERCLA, or on any state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law. The Sellers have made available to the Purchaser true copies of the Reports.

         Notwithstanding any other provision of this Agreement, the parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 3.10 are the only representations and warranties given by the Sellers with respect to environmental matters or compliance with Environmental Laws and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

         SECTION 3.11. Intellectual Property. Except as disclosed in Section
3.11 of the Disclosure Schedule and except as would not, individually or in the aggregate be reasonably likely to have a Material Adverse Effect, (i) the rights of the Sellers to the Intellectual Property that is part of the Transferred Assets do not conflict with or infringe on the rights of any other Person, and the Sellers have not received any written claim or notice from any Person to such effect, (ii) to the Sellers' knowledge, no Person is infringing on the rights of the Sellers to the Intellectual Property that is part of the Transferred Assets, and (iii) the Sellers own, are licensed or otherwise have the legal right to use all the Intellectual Property that is part of the Transferred Assets.

         SECTION 3.12. Real Property. Each parcel of Real Property is owned by TNI free and clear of all Encumbrances, except: (a) as disclosed in Section 3.12 of the Disclosure Schedule; (b) liens for Taxes and assessments not yet payable;
(c) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (d) imperfections of title, easements, liens, security interests, claims and other charges and Encumbrances the existence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; (e) mechanic's and materialmen's liens for construction or alterations in progress; (f) statutory liens of landlords and workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of business; and (g) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other similar statutory requirements (collectively, the "Permitted Encumbrances"). The Sellers have not received written notice of non-compliance of the Real Property with any law, regulation or ordinance which has not been remedied in all material respects. The heating, ventilation and air conditioning, plumbing and electrical systems in the building included in the Real Property are, as a whole, in good working order and condition for their age and length of service, ordinary wear and tear excepted, and there is no current necessity to replace or make significant repairs to any of the foregoing systems, other than such replacements and repairs as are customary in light of the age and length of service of such systems. There are no challenges or appeals brought by a Seller pending regarding the amount of the Taxes on, or the assessed valuation of, the Real Property, and no special written arrangements or agreements exist between a Seller and any Governmental Authority with respect thereto. There is no Tax assessment (in addition to the normal, annual general real estate and similar Taxes assessment) pending or, to the Sellers' knowledge, threatened with respect to any portion of the Real Property. There are no condemnation proceedings pending or, to the Sellers' knowledge, threatened with respect to any portion of the Real Property.

         SECTION 3.13. Transferred Assets. The Sellers own, lease or have the legal right to use all the Transferred Assets (other than the Real Property), and the Sellers have good title to, or, in the case of leased or subleased Transferred Assets, valid and subsisting leasehold interests in, all such Transferred Assets, free and clear of Encumbrances, except (i) as disclosed in
Section 3.13 of the Disclosure Schedule, (ii) Permitted Encumbrances and (iii) where failure to hold such good title or valid and subsisting interest would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (collectively, "Permitted Liens").

         SECTION 3.14. Insurance. All material assets and risks of the Sellers in the conduct of the Business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance.

         SECTION 3.15. Labor Matters. Except as set forth in Section 3.15 of the Disclosure Schedule, (i) there are no actions pending or, to the knowledge of the Sellers, threatened, between any Seller and any Newspaper Employees, which actions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; (ii) no Seller is a party to any collective bargaining agreement or other labor union contract applicable to Newspaper Employees; (iii) there are no grievances outstanding against any of the Sellers under any such agreement or contract which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; (iv) there are no unfair labor practice complaints pending, or, to the knowledge of the Sellers, threatened, against any of the Sellers with respect to the Business before the National Labor Relations Board which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and (v) there are no general strikes, work stoppages, lockouts, or, to the Sellers' knowledge, threats thereof, by or with respect to Newspaper Employees which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

         SECTION 3.16. Taxes. The Sellers have timely filed or been included in all material Returns required to be filed with respect to Taxes pertaining to the Transferred Assets and such Returns are accurate and complete in all material respects. All Taxes shown thereon have been paid when due. There are no Encumbrances for Taxes, other than Permitted Liens, on the Transferred Assets. No deficiencies for Taxes pertaining to the Transferred Assets have been claimed or assessed in writing or, to the knowledge of the Sellers, proposed in writing by any taxing authority, the Sellers have not received written notice of any pending audits, investigations or claims for or relating to any liability in respect of Taxes pertaining to the Transferred Assets, no issues have been raised in any pending audit of any of the Sellers which could reasonably be expected materially to increase liability for Taxes pertaining to the Transferred Assets of the Sellers for a taxable year which has either not been audited or as to which no federal, state, local or foreign tax assessment audit is pending, and no extension of a statute of limitations or power of attorney relating to Taxes pertaining to the Transferred Assets is in effect with respect to the Sellers, and, other than in the ordinary course of business, the Sellers have not requested any extension of time within which to file Returns (including without limitation, information returns and reports) in respect of any Taxes pertaining to the Transferred Assets. The Sellers have withheld and paid all Taxes pertaining to the Transferred Assets required to have been withheld and paid in connection with amounts paid or owing any employee, independent contractor, creditor, stockholder, partner or other third party as of the date hereof.

         SECTION 3.17. Brokers. Other than Goldman Sachs & Co. and Dirks, Van Essen & Murray, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

         SECTION 3.18. Equipment and Tangible Property. All equipment and tangible property included in the Transferred Assets are, as a whole, in good working order and condition for their age and length of service, ordinary wear and tear excepted, and, to the Sellers' knowledge, there is no current necessity to replace or make significant repairs to any portion thereof, other than such replacement and repairs as are customary in light of the age and length of service of such equipment and tangible property.

         SECTION 3.19. Circulation Matters. The Sellers have made available to the Purchaser true and complete copies of (a) the most currently completed audit report by the Audit Bureau of Circulation ("ABC") relative to the Newspapers and
(b) the publisher's statements most recently submitted to the ABC, relative to such of the Newspapers as are audited by the ABC (the "ABC Audited Newspapers"). As of the date hereof, since the date of such publisher's statements, the paid circulation of the ABC Audited Newspapers has not fallen more than 3% below the level reflected in such publisher's statements, the Sellers have not made any material change in their policies for the pricing of circulation with respect to such newspapers and the Sellers have not circulated such Newspapers at discounts greater than those reported in such publisher's statements. All representations by the Sellers contained in such publisher's statements and other materials submitted by the Seller to the ABC for the period covered by such publisher's statements and the aforementioned audit report are, to Sellers' knowledge, true and complete in all material respects.

         SECTION 3.20. Inventory. All of the inventory included in the Transferred Assets is in the physical possession and control of the Sellers at their or their suppliers' facilities or in transit from suppliers. Such inventory is of a quality readily usable and/or saleable in the normal course of the Business as conducted by the Sellers.

         SECTION 3.21. Nature of Transferred Assets. Except for the Excluded Assets, the Transferred Assets, as a whole, constitute, in all material respects, (i) all of the assets and property used, or held for use by Seller in the operation of the Business and (ii) all of the assets necessary to own and conduct the Business as it is presently conducted, and there are no properties or assets of the type described in the definition of Transferred Assets (except Excluded Assets) owned, used, or held for use by Sellers in the operation of the Business that are not included in the Transferred Assets. All the Transferred Assets that constitute tangible real or personal property are located in the State of Connecticut (other than inventory and supplies in transit).

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as of the date hereof as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

         SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section
4.03 have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not (a) violate or conflict with the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, in any case, which would prevent, delay or limit in any manner the Purchaser from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (a) the notification and waiting period requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent, delay or limit the Purchaser from performing any of its material obligations under this Agreement or the Ancillary Agreements, as the case may be, and (c) as may be necessary as a result of any facts or circumstances relating solely to the Sellers.

         SECTION 4.04. Absence of Litigation. There are no actions, proceedings or investigations pending, or to the Purchaser's knowledge threatened, against the Purchaser which seek to prevent, delay or limit the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

         SECTION 4.05. Financing. The Purchaser has all funds necessary to timely consummate the transactions contemplated by this Agreement and has provided the Sellers with sufficient evidence of such financing.

         SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

         SECTION 4.07. FCC Matters. There are no facts relating to the Purchaser (or an Affiliate thereof) under the Communications Act of 1934, as amended (and all rules regulations and written policies thereunder), that would disqualify it (or any Affiliate or assignee thereof) from obtaining control of the Newspapers or that would prevent, delay or limit it (or any Affiliate or assignee) from consummating the transactions contemplated by this Agreement. Without limiting the foregoing, it is not necessary for the Purchaser or any Affiliate thereof to seek or obtain any waiver from the Federal Communications Commission, dispose of any interest in any media or communications property or interest, terminate any venture or arrangement, or effectuate any change or restructuring of its ownership (including without limitation, the removal or withdrawal of officers or directors or the conversion or repurchase of equity securities in the Purchaser or any Affiliate thereof) to avoid any delay or other limitation in consummating the transactions contemplated hereby.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Operation of the Newspapers Prior to the Closing.

         (a) Except for matters arising out of the transactions contemplated by this Agreement or as disclosed in Section 5.01 of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the Closing Date, they will (i) operate the Business in the ordinary course, consistent with past practice, (ii) use their reasonable best efforts to preserve the present business relationships with Persons having material business dealings with the Sellers in connection with the Business, except where failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect and (iii) not take any action that would result in a breach of the last sentence of Section 3.07.

         SECTION 5.02. Investigation; No Other Representations or Warranties.

         (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business and (ii) has been furnished with or has been given adequate access to such information about the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business as it has requested. In connection with the Purchaser's investigation of the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business, the Purchaser may have received and may hereafter receive from the Sellers or its representatives estimates, projections and other forecasts relating to the Transferred Assets, the Assumed Liabilities, the Newspapers and the Business, and plan and budget information with respect thereto (collectively, "Projections"). The Purchaser acknowledges that there are uncertainties inherent in attempting to make Projections, that the Purchaser is familiar with such uncertainties, and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections.

         (b) The Purchaser acknowledges and agrees that, except for the representations and warranties (including the Disclosure Schedule with respect thereto) made by the Sellers and expressly set forth in Article III of this Agreement, none of the Sellers or any Affiliate or representative of the Sellers has made and shall not be construed as having made to the Purchaser or to any representative or Affiliate thereof, and neither the Purchaser nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by the Sellers in
Article III hereof, the Purchaser agrees that none of the Sellers or any Affiliate or any representative of the Sellers makes or has made any representation or warranty to the Purchaser or to any representative or Affiliate thereof with respect to any Projections or with respect to any of the agreements listed on Section 5.02 of the Disclosure Schedule (the "Non-compete Agreements") or, except to the extent and as expressly covered by a representation and warranty of the Sellers contained in Article III hereof, with respect to any statements, documents or other information heretofore or hereafter delivered to or made available to the Purchaser or to any representative or Affiliate thereof (including without limitation, the Confidential Information Memorandum dated March 2, 2000), and that the Purchaser will not assert any claim against the Sellers or any of their Affiliates or any of their directors, officers, employees, agents, stockholders, or representatives, or hold the Sellers or any such Persons liable with respect thereto.

         (c) The parties hereto agree to the matters set forth on Section 5.02(c) of the Disclosure Schedule.

         SECTION 5.03. Access to Information.

         (a) From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause each of their officers, directors, employees, agents and representatives to (i)
 afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Sellers and their Affiliates relating to the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional available financial and operating data and other information regarding the Business, Transferred Assets, the Assumed Liabilities and the Newspapers as the Purchaser, its officers, employees, authorized agents or representatives, may from time to time reasonably request; provided, however, that such access shall be provided in a manner which will not unreasonably interfere with the Business or the other businesses of the Sellers or any of their Affiliates; and provided further, however, that there shall be no obligation to disclose any privileged information.

         (b) (i) In order to facilitate the evaluation, preparation, investigation, defense and resolution of any claim, litigation, proceeding or investigation (including Tax audits) made by or against any of the Sellers or any of their Affiliates,

         (ii) in connection with any Excluded Liability or Excluded Asset, and,

         (iii) in connection with the preparation of the Closing Statement of Net Assets or any financial statement, Tax Return (or any amendment thereto) or other report or document to be furnished to any Governmental Authority, in any case, after the Closing Date, upon reasonable notice, the Purchaser shall, at no cost to the Sellers, (1) afford the officers, employees and authorized agents and representatives of the Sellers reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser relating to the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers, (2) furnish to the officers, employees and authorized agents and representatives of the Sellers such available additional financial and operating data and other information regarding the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers as the Sellers may from time to time reasonably request, (3) make available to the Sellers the employees (including the Newspaper Employees) of the Purchaser and its Affiliates whose assistance, testimony or presence is reasonably necessary to assist the Sellers, including in evaluating, preparing, investigating, defending and resolving any such claims, litigations, proceedings, or investigations, including the presence of such persons as witnesses in depositions, hearings or trials for such purposes and (4) reasonably cooperate with the Sellers, and cause its and its Affiliates' officers, employees, agents and representatives so to cooperate with the Sellers, in connection therewith; provided, however, that such access shall be provided in a manner which will not unreasonably interfere with the Business or other businesses of the Purchaser or any of its Affiliates.

         (c) The Purchaser agrees that it shall preserve and keep all books and records relating to the Transferred Assets, Assumed Liabilities and the Business in the Purchaser's or an Affiliate's possession for a period of at least six years from the Closing Date and the Sellers shall have the right, at their expense, to obtain copies of all or part of such books and records. The Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as the Sellers may select at the expiration of such period to the extent that the Purchaser desires to dispose of any of the foregoing.

         SECTION 5.04. Confidentiality. The terms of the letter agreement dated February 2000 (the "Confidentiality Agreement") between TTC and the Purchaser are hereby incorporated by reference. References to the "Company" in the Confidentiality Agreement shall be deemed to include, without limitation, references to the Sellers. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations thereunder shall terminate; provided, however, that, notwithstanding the foregoing, the Confidentiality Agreement shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the Business, the Transferred Assets, Assumed Liabilities, the Newspapers and transactions contemplated by this Agreement and all other provisions of the Confidentiality Agreement shall continue in full force and effect in all respects. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

         SECTION 5.05. Regulatory and Other Authorizations; Consents.

         (a) Each party hereto will use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other Persons that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof (or as soon thereafter as practicable) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Sellers and the Purchaser shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Each party shall promptly notify the other party of any communication to that party from any Governmental Agency and permit the other party to review in advance any proposed communication to any Governmental Agency. Each party shall not agree to participate in any meeting with any Governmental Agency in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders and approvals.

         (b) Without limiting the generality of the Purchaser's agreements pursuant to Section 5.05(a), the Purchaser shall:

         (i) take promptly and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable laws, rules and regulations, including without limitation, any antitrust laws, regarding the legality of the Purchaser's acquisition of the Business, the Transferred Assets, the Assumed Liabilities and the
     Newspapers: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or, pursuant to any such agreement or order or otherwise, selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Transferred Assets), or businesses (including, after the Closing, any portion of the Business), of the Purchaser or any of its Affiliates;

         (ii) use its best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust or other law by any Government Authority or any other Person of any permanent, temporary or preliminary injunction or other order that would make consummation of the acquisition of the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including without limitation, taking the steps contemplated by Section 5.05(b)(i);

         (iii) take promptly and diligently pursue, in the event that an injunction or order has been issued as referred to in Section 5.05(b)(ii), any and all steps, including without limitation, the appeal thereof, the posting of a bond and/or the steps contemplated by Section 5.05(b)(i) above, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

         (iv) take promptly and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any antitrust or other law, rule or regulation that may be asserted by any Government Authority or any other Person to the consummation of the acquisition of the Business, the Transferred Assets, the Assumed Liabilities and the Newspapers by the Purchaser in accordance with the terms of this Agreement.

         SECTION 5.06. Transition Services.

         (a) The Purchaser acknowledges and agrees that the Business currently receives from the Sellers, their Affiliates and third parties certain administrative and corporate services and benefits, including without limitation: computer and information processing services; finance, accounting and payroll services; facilities management services; treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; and human resources services. The Purchaser further acknowledges and agrees that, except as otherwise expressly provided in this Section 5.06, all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business as of the Closing Date.

         (b) In order to allow the Purchaser to make suitable alternative arrangements, for a period of up to 90 days following the Closing, at the Purchaser's option and expense, the Sellers shall use their reasonable best efforts to provide, or cause to be provided by the Sellers or

Affiliates of the Sellers or other third parties (each, a "Transition Services Provider") the services listed on Exhibit 5.06 (the "Transition Services") to the Business to the extent it is currently receiving such Transition Services.

         (c) The obligations of the Sellers under this Section 5.06 shall (x) not require them to pay any amounts in excess of those currently paid by the Sellers for the Transition Services to be provided pursuant to this Section 5.06(a) and (y) not render the Sellers or any Transition Service Provider liable for any failure of any Seller Transition Services to be delivered to the Purchaser other than to the extent such failure resulted from the gross negligence or willful breach of the Sellers.

         (d) The Transition Services shall be generally provided, to the extent practicable, in a manner consistent with the manner in which they were provided to the Business by the Transition Services Providers prior to the Closing. Without limiting the generality of the previous sentence, the Purchaser will make payments to the Transition Services Providers as set forth on Exhibit 5.06 within 30 days of receipt of an invoice with respect thereto.

         (e) The obligations of the Sellers and the Transition Services to be provided under this Section 5.06 shall be suspended with respect to any specified Transition Services during the period and to the extent that any Transition Services Provider is prevented or hindered from providing such Transition Services by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the control of such Transition Services Provider, including acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation or the refusal of any third party supplying Transition Services to allow the Transition Services to be provided to the Business following the Closing. In such event, the Sellers shall give notice of suspension as soon as reasonably practicable to the Purchaser stating the date and extent of such suspension and the cause thereof, and the Sellers shall resume the performance of their obligations under this Section 5.06 as soon as reasonably practicable after the removal of the cause and the Sellers shall so notify the Purchaser. For greater certainty, such a suspension shall not have the effect of extending the period of time for which the Transition Services shall be provided by the Transition Services Providers.

         (f) The Sellers and the Transition Services Providers shall not have any duties or responsibilities pursuant to this Section 5.06 other than those specifically set forth in this Section 5.06 and no implied obligations shall be read into this Section 5.06. Neither the Sellers, the Transition Services Providers nor any of their respective officers, directors, employees, agents, representatives, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or such Person under or in connection with this Section 5.06 other than to the extent such action or omission constituted gross negligence or willful breach by the Sellers.

         (g) The Purchaser may terminate or partially limit any Transition Services being provided to the Business at any time, in its sole discretion, upon 30 days prior written notice to the Sellers and the applicable Transition Services Providers.

         (h) The Sellers hereby agree with the Purchaser to reasonably cooperate with the Purchaser in good faith with respect to the provision to the Purchaser for a period of up to 90 days following the Closing of payroll and other services heretofore provided to the Business by the Sellers, in addition to the Transition Services, determined by the Purchaser to be reasonably necessary to the conduct of the Business by the Purchaser. The parties agree to negotiate in good faith with each other the terms and conditions, including price (based upon actual costs), for such additional services.

         SECTION 5.07. Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets to the Purchaser. The Sellers shall indemnify and hold harmless the Purchaser against any and all Damages that are asserted by third parties against the Purchaser as a result of noncompliance by the Sellers with any such bulk transfer law (except in respect of those obligations of the Purchaser undertaken hereunder and those Liabilities assumed by the Purchaser hereunder or in the Assumption Agreement).

         SECTION 5.08. Environmental Remediation Project. TNI, at its sole expense, shall complete the projects listed on Exhibit 5.08 (collectively, the "Remediation Project") to the extent required under Environmental Law and, if applicable, in accordance with any timetables required under applicable law by any Governmental Authority with competent jurisdiction. The Remediation Project shall be planned, conducted, and supervised by environmental consultants of recognized standing selected by TNI (the "Consultants"). TNI shall keep the Purchaser reasonably informed with respect to the Remediation Project, provided, however, that TNI shall have control over all submissions to and negotiations with any Governmental Authority, and any and all costs and expenses of the Purchaser to monitor the Remediation Project, including legal fees, consultant fees, and internal administrative overhead, shall be paid solely by the Purchaser. The Purchaser acknowledges and agrees that the Real Property listed in Exhibit 5.08 (the "Remediation Property") is used for commercial and/or industrial purposes, and that the Remediation Project shall be limited to measures that are reasonably determined by the Consultants to be applicable to property used for such purposes, including risk-based or other cleanup objectives that minimize the cost or expense of the Remediation Project. The Purchaser further acknowledges and agrees that the Remediation Project may include institutional and engineering controls (including capping or paving and restrictions on the use of groundwater), deed restrictions, and property use restrictions. The Purchaser covenants and agrees to consent to, execute, deliver, and file such documents and to take such steps as may be necessary to record such controls and restrictions with the appropriate Governmental Authority. For purposes of this Agreement, the Remediation Project shall be deemed complete when TNI delivers to the Purchaser, at TNI's option, a no further action letter or equivalent determination from a Governmental Authority with jurisdiction over each Remediation Project, or a certificate of completion prepared by the Consultants stating that the Remediation Project has been completed in accordance with applicable remediation standards or that no remediation is required under applicable remediation standards. Upon completion of the Remediation Project, TNI shall have no obligations to Purchaser under this Section 5.08, including, without limitation, any obligation with respect to the Remediation Property. In addition to and not by way of limiting the terms of
Section 5.03(b) hereof, the Purchaser hereby grants TNI and its officers, directors, employees, agents, and representatives (including the Consultants) an irrevocable license for full access to enter upon the Remediation Property, after reasonable notice, and to perform any activity required or contemplated by this Section 5.08. Any contractual, governmental or other reimbursements for the Remediation Project shall be payable exclusively to TNI, and Purchaser shall immediately deliver any such reimbursements received by the Purchaser to TNI. The Purchaser shall cause its officers, directors, employees, agents and representatives not to take any action, or fail to take any action, which would be reasonably likely to prevent, hinder or materially increase the cost to TNI or its officers, directors, employees, agents or representatives (including the Consultants) from undertaking or completing the Remediation Project.

         SECTION 5.09. Non-Competition Covenant; No Interference.

         (a) Each Seller covenants and agrees that it and its Affiliates shall not, for a period of two (2) years after the Closing Date, without the Purchaser's written consent, by itself or in partnership or jointly in conjunction with or as manager or agent of another Person, undertake or carry on or be engaged (i) in any newspaper publishing business which publishes a print edition newspaper or (ii) in any electronic or Internet publishing business, in either case, primarily directed at the Market Area which contains content and advertising primarily related to the Market Area; provided that nothing herein shall prevent any Seller or its Affiliates from (x) owning not more than 10% of the issued shares of a corporation, the shares of which are listed on any recognized stock exchange, or trade in the over the counter market in Canada or the United States; or (y) acquiring, being acquired by, merging with, entering into a joint venture with or completing any other transaction of a similar nature with, any entity which includes a newspaper publishing business in the Market Area, provided that the aggregate amount of the revenues from such newspaper publishing business are less than 10 percent of the aggregate revenues of the relevant entity as a whole at the date of the transaction (for greater certainty, this exception shall include undertaking or carrying on or being engaged in such business); and provided further that, for greater certainty and without limitation, nothing herein shall prevent any Seller or any of its Affiliates from undertaking, carrying on or being engaged in any business which operations include:

              (i) the solicitation of subscribers or advertisers for, or the publishing or distribution in print, electronic (including without limitation, on the Internet) or other formats of, any Seller's or any Seller's Affiliate's newspapers or other electronic media in the Market Area, provided that these newspapers or other electronic media do not publish separate print or electronic editions primarily directed at the Market Area which contain content and advertising primarily relating to the Market Area;

              (ii) the production, sale and distribution of newsprint and other similar products and all incidental services related thereto including without limitation the Augusta paper mill operations in which certain of the Sellers presently maintain a joint venture interest; or

              (iii) the publication or other distribution in print, electronic (including without limitation, on the Internet) or other formats of books, journals, periodicals, other information and information services, including without limitation, in the nature of financial, legal, medical, professional business reference, scientific, academic, school, vocational/technical and other library products.

         (b) Each Seller covenants and agrees that it and its Affiliates shall not, for a period of one (1) year after the Closing Date, without the Purchaser's written consent, by itself or in partnership or jointly in conjunction with or as a manager or agent of another Person, solicit the services of any Newspaper Employee for purposes of employment, whether for remuneration or otherwise and whether as employee, independent contractor or otherwise in any manner or for any purpose whatsoever. Nothing in this Section
5.09 shall prohibit any Seller from continuing to employ any Newspaper Employee who does not accept the Purchaser's offer of employment.

         (c) Notwithstanding anything in this Section 5.09 to the contrary, the Purchaser acknowledges and agrees that, in addition to the Transferred Assets, the Sellers intend to sell all of their other newspaper and related assets and properties (other than The Globe and Mail and Globe Interactive and related assets) (such other newspaper and related assets and properties, the "Other Newspaper Assets") to one or more purchasers and, accordingly, (i) Sections 5.09(a) and 5.09(b) shall only restrict and otherwise apply to the Sellers and their Affiliates, (ii) Sections 5.09(a) and 5.09(b) shall not restrict or otherwise apply to any purchaser (or its Affiliates) of all or any portion of the Other Newspaper Assets or to any of the Other Newspaper Assets sold to any such purchaser, and (iii) the Purchaser will not assert any claim against (1) any of the Sellers or any other Seller Indemnified Party by reason of or in connection with (x) any sale of all or any portion of the Other Newspaper Assets or (y) any business or other activity conducted or proposed to be conducted by any purchaser of all or any portion of the Other Newspaper Assets or (2) any purchaser of all or any portion of the Other Newspaper Assets by reason of or in connection with the covenants set forth in Sections 5.09(a) or 5.09(b).

         SECTION 5.10. Corporate Service Agreements. Promptly after the date hereof, TNI shall use its reasonable best efforts through the Closing Date to cause each of the third parties (the "Vendors") which is a party to any of the agreements identified as item 5 on Section 2.01(b) of the Disclosure Schedule and to the Abitibi Contract (collectively, the "Existing Service Agreements") to, at the election of TNI, either (a) enter into a new agreement with the Purchaser, effective as of the Closing Date, on substantially similar material terms and conditions as such Existing Service Agreement(s) between such Vendor and TNI (or its Affiliate) (the "Replacement Service Agreements") or (b) consent to the assignment of the Existing Service Agreement(s) to the Purchaser to the extent relating to the Business and the assumption by the Purchaser of TNI's (or its Affiliate's) obligations thereunder to the extent relating to the Business effective as of the Closing Date (the "Consents"). The Purchaser hereby agrees to use its reasonable best efforts to promptly cooperate with and assist TNI as requested in connection with TNI's obligations under this Section 5.10, including, without limitation, by promptly providing financial or other information requested by any Vendor in connection with such Vendor's decision to execute any Replacement Service Agreement or Consent. Subject to the satisfaction of the conditions in Section 8.01 hereof, at the Closing the Purchaser hereby agrees to (x) enter into each Replacement Service Agreement so long as its material terms and conditions are substantially similar to the corresponding Existing Service Agreement and (y) assume all obligations (to the extent relating to the Business) under each Existing Service Agreement in the event that the Vendor has executed a Consent relating thereto. Notwithstanding any provision herein to the contrary, including, without limitation, Sections 2.01(b), 8.01 and 8.02 hereof, (i) in the event that any Vendor has executed a Consent with respect to the assignment of any Existing Service Agreement as aforesaid, then each such Existing Service Agreement shall, to the extent relating to the Business, not be an Excluded

Asset and all rights thereunder relating to the Business shall be Transferred Assets and (ii) the failure to obtain any or all of the Replacement Service Agreements and/or the Consents shall not be a condition to either the Purchaser's or the Sellers' respective obligations to close the transactions contemplated hereby.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

         SECTION 6.01. Employees.

         On the Closing Date, the Purchaser shall offer employment as of the Closing Date to all of the Newspaper Employees employed immediately prior to the Closing, including those Newspaper Employees on vacation, leave of absence, disability, sick-leave or layoff (whether or not such Newspaper Employees return to active employment with the Purchaser) on terms and conditions, with respect to base salary or hourly wages, that are the same as the base salary or hourly wages being provided by the Sellers on the Closing Date. In so doing, Purchaser shall recognize the vacation benefits accrued during their previous employment by the Sellers or any Affiliate thereof and not paid to or otherwise utilized by such employee on or prior to the Closing Date. The Purchaser shall further offer to all Newspaper Employees health, welfare, 401(k), holiday, vacation, sick leave and other benefits comparable to those customarily provided to employees of Purchaser or its Affiliates, pursuant to which such Newspaper Employees will receive prior service credit for their previous employment by the Sellers and/or their Affiliates for eligibility and vesting purposes and, solely with respect to calculating entitlement to vacation days, sick days or severance payment, benefit accrual. Notwithstanding anything to the contrary in this Agreement, (x) Purchaser shall indemnify and hold harmless the Sellers and their Affiliates fully for any and all Losses (including, but not limited to, severance obligations) which may be incurred or sustained by the Sellers and/or their Affiliates as a result of the Purchaser's failure to hire any Newspaper Employee on the Closing Date or, except for Excluded Liabilities, as a result of the termination by the Purchaser of any Newspaper Employee on or subsequent to the Closing Date and (y) all Liabilities arising under the Non-Corporate Severance Agreements shall be Assumed Liabilities.

         SECTION 6.02 Health and Welfare Benefits.

         (a) The Purchaser and the Sellers acknowledge and agree that, effective as of the Closing Date, except as contemplated by subsection (c) below, coverage under all health and medical insurance, life insurance, disability, accidental death and disability and any other welfare or benefit plans or programs sponsored or maintained by the Sellers and any of their Affiliates for Newspaper Employees, former employees of the Business and Beneficiaries thereof (collectively, the "Sellers' Health and Welfare Plan") shall cease and be of no further force or effect as to the Newspaper Employees, former employees of the Business and Beneficiaries thereof. Any expense incurred by a Newspaper Employee, former employee of the Business or Beneficiary thereof prior to the Closing Date that would have been covered under the Sellers' Health and Welfare Plan shall continue to be the responsibility of the Sellers.

         (b) The Purchaser shall be responsible and liable for all expenses incurred by Newspaper Employees or any Beneficiary thereof on and after the Closing Date, with respect to claims arising thereafter under the health and medical, life insurance, disability, accidental death and disability and any other welfare or benefit plans or programs sponsored, maintained or contributed to by the Purchaser for the Newspaper Employees, former employees and any Beneficiary thereof.

         (c) The Sellers and their Affiliates shall be responsible and liable for all health and medical expenses incurred by any Retiree or any Beneficiary thereof under any Plan, whether incurred before or after the Closing Date.

         (d) For purposes of the Purchaser's or any of its Affiliate's medical, dental and other health and welfare plans for Newspaper Employees, former employees and Beneficiaries thereof, the Purchaser shall or shall cause such Affiliate to (i) waive limitations on benefits relating to any pre-existing conditions and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical, dental plans and other health and welfare plans, deductible and out-of-pocket expenses paid by Newspaper Employees, former employees and Beneficiaries thereof, under any of the Seller's or any of its Affiliate's medical, dental and other health and welfare plans in the calendar year in which the Closing Date occurs.

         (e) Following the Closing Date, (i) the Purchaser shall provide continuation health care coverage to all Newspaper Employees and their qualified beneficiaries who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and (ii) the Seller and their Affiliates shall continue to be responsible for providing such continuation coverage to former Newspaper Employees and their qualified beneficiaries to whom the Sellers or any of their Affiliates are, on the Closing Date, providing such continuation coverage or to whom the Sellers or any of their Affiliates are under any obligation on the Closing Date to provide such continuation coverage at the election of such former Newspaper Employees or qualified beneficiary.

         SECTION 6.03. Intentionally Omitted.

         SECTION 6.04. Pension Plan. Effective as of the Closing Date, the Newspaper Employees shall accrue no further benefits under the Pension Plan with respect to service after the Closing Date. The Sellers shall retain responsibility and liability for all benefits of the Newspaper Employees and former employees of the Business under the Pension Plan accrued as of the Closing Date.

         SECTION 6.05. Defined Contribution Plan. (a) Effective as of the Closing Date, the Newspaper Employees shall no longer participate in the Defined Contribution Plans. As soon as practicable after the Sellers obtain a determination letter from the IRS for each of the Defined Contribution Plans that approves each Defined Contribution Plan's termination, the Sellers shall cause the trustee(s) of the Defined Contribution Plans to distribute to the Newspaper Employees the Defined Contribution Plans account balances of the Newspaper Employees (other than Newspaper Employees, if any, whose account balances are transferred to a 401(k) plan of the Purchaser pursuant to Section 6.05(b) below) in accordance with the terms of the Defined Contribution Plans and any applicable laws, rules and regulations.

         (b) At the election of the Purchaser, to be exercised, if at all, by notice in writing to the Sellers within 30 days of the Closing, (it being agreed that the failure so to timely send such notice shall be deemed to be an election by the Purchaser not to have the provisions of this subsection (b) be effective, and in such case, the provisions of subsection (a) above shall be applicable to all Newspaper Employees and all Defined Contribution Plans), the Sellers shall as soon as practicable after receipt of such notice cause the trustee(s) of the Defined Contribution Plans to transfer all account balances (whether or not vested and including any notes and loan documents) of the Newspaper Employees who accept the Purchaser's offer of employment to a 401(k) plan sponsored by the Purchaser; provided that such transfer shall be made in accordance with the terms of the applicable Defined Contribution Plan, the Code and ERISA.

         SECTION 6.06. Intentionally Omitted.

         SECTION 6.07. WARN Act. In the event the Purchaser does not continue all the operations of the Business or does not employ all Newspaper Employees on and after the Closing Date, the Purchaser shall be liable and responsible for any notification, payments and benefits required to be provided under the Worker Adjustment and Retraining Notification Act.

                                   ARTICLE VII

                                   TAX MATTERS

         SECTION 7.01. Cooperation and Exchange of Information. Without limiting
Section 5.03(b) hereof, the Sellers and the Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax return, report or form ("Returns"), amended Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Sellers and the Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to the Purchaser and the Sellers, to provide explanations of any documents or information provided hereunder. Each Seller and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns.

         SECTION 7.02. Conveyance Taxes. The Purchaser shall be responsible and liable for and shall indemnify and hold the Sellers harmless against any real property transfer, real property gains, sales, use, transfer, value added and other similar Taxes, and any transfer, recording, registration and other fees which become payable in connection with or by reason of the transactions contemplated by this Agreement. The Purchaser, after review and consent by the Sellers, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Sellers shall execute and deliver all instruments and certificates reasonably necessary to enable the Purchaser to comply with the foregoing. The Purchaser shall complete and execute resale or other exemption certificates with respect to the inventory items sold hereunder, and shall provide the Seller with executed copies thereof.

         SECTION 7.03. Treatment of Indemnity Payments. All payments made by the Sellers or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement (including without limitation, pursuant to Article IX hereof) shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

                                  ARTICLE VIII

                            CONDITIONS TO THE CLOSING

         SECTION 8.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing (except where the failure to be so true and correct would not be reasonably likely to have a material adverse effect on the Purchaser or on its ability to timely consummate the transactions contemplated hereby on the terms and conditions herein (a "Purchaser Material Adverse Effect")) with the same force and effect as if made as of the Closing (and, if the Closing shall have occurred, such representations and warranties shall be deemed to have been made as of the Closing Date for purposes of Section 9.02(a)(i)), and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with (except where the failure so to comply would not be reasonably likely to have a Purchaser Material Adverse Effect) and the Sellers shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Transferred Assets contemplated hereby shall have expired or shall have been terminated;

         (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making such transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

         (d) Assumption Agreement. The Purchaser shall have executed and delivered to the Sellers the Assumption Agreement;

         (e) Resolutions. The Sellers shall have received true and complete copies, certified by the Secretary or an Assistant Secretary of each of the Purchaser and the Purchaser Guarantor, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the Purchaser Guarantor evidencing their authorization of the execution and delivery of each of this Agreement and the Assumption Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby;

         (f) Incumbency Certificate. The Sellers shall have received a certificate of the Secretary or an Assistant Secretary of each of the Purchaser and the Purchaser Guarantor certifying the names and signatures of the officers of the Purchaser and the Purchaser Guarantor authorized to sign this Agreement, the Assumption Agreement and the other documents to be delivered hereunder; and

         (g) Opinion of Purchaser's Counsel. The Sellers shall have received an opinion of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, counsel for the Purchaser and the Purchaser Guarantor, in the form of Exhibit 8.01(g) attached hereto.

         SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing (except where the failure to be so true and correct would not be reasonably likely to have a Material Adverse Effect), with the same force and effect as if made as of the Closing (and, if the Closing shall have occurred, such representations and warranties shall be deemed to have been made as of the Closing Date for purposes of Section 9.03(a)(i)), and all the covenants contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with (except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect), and the Purchaser shall have received a certificate of each Seller to such effect signed by a duly authorized officer thereof;

         (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Transferred Assets contemplated hereby shall have expired or shall have been terminated;

         (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the foregoing condition shall not limit or otherwise modify any of the Purchaser's obligations in Section 5.05 hereof;

         (d) Ancillary Agreements. Each Seller shall have executed and delivered to the Purchaser the Ancillary Agreements to which such Seller is a party;

         (e) Resolutions. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each Seller and the Seller Guarantor, of the resolutions duly and validly adopted by the Board of Directors of each Seller and the Seller Guarantor evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

         (f) Incumbency Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of each Seller and the Seller Guarantor certifying the names and signatures of the officers of each Seller and the Seller Guarantor authorized to sign this Agreement, the Ancillary Agreements to which it is a party and the other documents to be delivered hereunder; and

         (g) Opinion of Sellers' Counsel. The Purchaser shall have received an opinion of Torys, counsel for the Sellers and the Seller Guarantor, in the form of Exhibit 8.02(g) attached hereto.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01. Survival. The representations and warranties made by any party and contained in or made pursuant to this Agreement shall expire on the 18-month anniversary of the Closing Date, provided that the representations and warranties contained in Section 3.16 hereunder shall survive for the applicable period under the statute of limitations therefor, provided further, that if written notice is properly given under this Article IX with respect to any alleged breach of a representation and warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation and warranty shall continue to survive (with respect to the subject matter of such written notice only) until the applicable claim is finally resolved. All covenants and agreements made by any party hereunder which are to be performed on or prior to the Closing Date shall expire at the Closing and all covenants and agreements made by any party hereunder which are to be performed after the Closing Date shall survive until the applicable statute of limitations therefor has expired with respect to any breach thereof.

         SECTION 9.02. Indemnification by the Purchaser.

         (a) After the Closing, the Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify the Sellers and their Affiliates, officers, directors, employees and representatives (each, a "Seller Indemnified Party") against and hold them harmless from and reimburse them for all Damages which such Seller Indemnified Party may at any time sustain or incur as a result of or arising out of:

         (i) the breach of any representation or warranty of the Purchaser herein;

         (ii) the breach of any covenant or agreement of the Purchaser contained herein which is to be performed after the Closing Date or contained in the Assumption

     Agreement or in any other documents executed and delivered by the Purchaser to the Sellers at the Closing; and

         (iii) the Assumed Liabilities.

         SECTION 9.03. Indemnification by the Sellers.

         (a) After the Closing, the Sellers agree, jointly and severally, subject to the other terms and conditions of this Agreement, to indemnify the Purchaser and its Affiliates, officers, directors, employees and representatives (each, a "Purchaser Indemnified Party") against and hold them harmless from and reimburse them for all Damages which such Purchaser Indemnified Party may at any time sustain or incur as a result of or arising out of:

         (i) the breach of any representation or warranty of any of the Sellers herein (determined for this purpose, other than in the case of Sections 3.04(a) and 3.19 hereof, without regard to any reference therein to "Material Adverse Effect", "material" or "in all material respects";

         (ii) the breach of any covenant or agreement of any of the Sellers contained herein which is to be performed after the Closing Date or contained in the Ancillary Agreements or in any other documents executed and delivered by any of the Sellers to the Purchaser at the Closing;

         (iii) the Excluded Liabilities; and

         (iv) all Liabilities of the Sellers to the extent arising out of the operation of the Business prior to the Closing or to the extent arising prior to the Closing with respect to the Transferred Assets, in each case, other than Assumed Liabilities.

         SECTION 9.04. Notification of Claims.

         (a) A party entitled to be indemnified pursuant to Section 9.02 or 9.03 (the "Indemnified Party") shall promptly notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a "Notice of Claim"); provided, however, that a delay or failure to provide such notice shall not relieve any Indemnifying Party of its obligations except to the extent that it has been materially prejudiced by such delay or failure. Any Notice of Claim (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Damages for which indemnification is being asserted and (iii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

         (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.02 or 9.03 asserted by a third party, the Indemnifying Party shall have the right (i) to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (iii) to take all other steps or proceedings to settle or defend any such claims, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within 30 days of receipt by the Indemnifying Party of a Notice of a Claim (the "Indemnity Notice Period")) of its election to defend any such third party claim or demand. In the event that the Indemnifying Party does assume the defense as provided above, the Indemnified Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation, provided that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. In the event that the Indemnifying Party does not assume the defense as provided above, the Indemnifying Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any such claim or demand unless the Indemnified Party or the Indemnifying Party, as the case may be, is given a full and complete release of any and all liability by all relevant parties relating thereto.

         (c) In the event that a Notice of Claim hereunder does not involve a third party claim, the Indemnifying Party shall, within 30 days after the date of receipt of a Notice of Claim, respond in writing to the Indemnified Party (the "Indemnity Response") and set forth with reasonable specificity those items, if any, in the Notice of Claim to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnified Party, representatives of the Indemnifying Party and the Indemnified Party shall meet to attempt to resolve through good faith negotiations the applicable disputed matters. The parties shall negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Article IX, the parties shall proceed in accordance with Section
11.12 of this Agreement.

         (d) Notwithstanding subsections (a) and (b) of this Section 9.04, and without limiting Sections 2.02(a) and 9.02(a)(iii) hereof, no Notice of Claim shall be required to be delivered with respect to any of the matters listed on
Section 3.05 of the Disclosure Schedule which are Assumed Liabilities (the "Assumed Litigation Matters"), but all other applicable provisions of Section 9.04(b) shall apply to such Assumed Litigation Matters.

         (e) Notwithstanding subsections (a), (b) and (d) of this Section 9.04, and without limiting Sections 2.02(a) and 9.02(a)(iii) hereof, with respect to the matters referred to in Sections 2.02(b)(viii), 2.02(b)(ix) and 2.02(b)(xi) (the "Excluded Litigation Matters"), no Notice of Claim shall be required to be delivered with respect to the Excluded Litigation Matters, the provisions of
Section 9.04(b) shall not apply to such Excluded Litigation Matters, and TNI and/or its Affiliates, for greater certainty, shall have the right in their sole discretion (i) to employ counsel of its choice to defend any such matter, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend such matter and (iii) to take all other steps or proceedings to settle or defend any such matter.

         SECTION 9.05. Limitations.

         (a) Notwithstanding anything herein to the contrary, no Indemnifying Party shall have any obligation to indemnify any Indemnified Parties pursuant to Sections 9.02(a)(i), 9.03(a)(i) or 9.03(a)(iv), and no Indemnified Party shall make a claim pursuant to Sections 9.02(a)(i), 9.03(a)(i) or 9.03(a)(iv), unless the aggregate amount of Damages sustained or incurred with respect to all claims payable by the Purchaser pursuant to Section 9.02(a)(i) or payable by the Sellers pursuant to Sections 9.03(a)(i) and 9.03(a)(iv), as the case may be, exceeds $500,000 and then only to the extent of such excess up to (but not in excess of) a maximum aggregate indemnity for such Damages payable by the Purchaser pursuant to Section 9.02(a)(i) or the Sellers pursuant to Sections 9.03(a)(i) and 9.03(a)(iv), as the case may be, of an amount equal to 35% of the Purchase Price.

         (b) Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 9.02 or 9.03 shall be limited to the amount of Damages, if any, that remains after deducting therefrom (i) any Tax benefit to the applicable Indemnified Parties resulting from such Damages, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Parties from any third party with respect thereto, (iii) any provision or reserve provided for the item in question in the Final Closing Statement of Net Assets and (iv) any adjustments to the Purchase Price paid pursuant to Section 2.07 in respect of the item in question.

         (c) The Sellers shall have no liability under any provision of this Agreement for any Damages to the extent that such Damages relate to actions taken or omitted to be taken by the Purchaser or any of its Affiliates after the Closing Date and in no event shall the Sellers be liable for punitive or consequential damages. The Purchaser shall take all reasonable steps to mitigate all Damages incurred or sustained by any Purchaser Indemnified Party upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.

         (d) Notwithstanding any other provision of this Agreement, the Purchaser acknowledges that the obligation of the Sellers to provide indemnification for Damages arising out of Section 9.03 extends only to the Purchaser Indemnified Parties, and that the Sellers shall not be obligated to provide such indemnification to any other Persons other than a permitted assignee pursuant to Section 11.08.

         (e) Notwithstanding any other provision of this Agreement, the obligations of each of TNLC and TNCHL under Section 9.03 shall only be several as to itself with respect to any breach of any of its respective covenants, agreements, representations or warranties referred to in Section 9.03 and neither TNLC nor TNCHL shall have any obligation under Section 9.03 with respect to any breach by any other Seller of any of their respective covenants, agreements, representations or warranties referred to in Section 9.03.

         SECTION 9.06. Exclusive Remedy. The parties hereto hereby acknowledge and agree that the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement or any of the Ancillary Agreements or otherwise relating to the subject matter of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, the Purchaser and the Sellers hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they may have against the Sellers or the Purchaser, as the case may be, arising under or based upon any Federal, state or local law, rule or regulation (including without limitation, (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law).

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.01. Termination.

         (a) This Agreement may be terminated at any time prior to the Closing:

              (i) by the mutual written consent of each Seller and the Purchaser on their own behalf and on behalf of each other applicable Indemnified Party;

              (ii) by the Sellers or the Purchaser, if the Closing shall not have occurred prior to December 31, 2000 the ("Termination Date"), provided, however, that the right to terminate this Agreement under this
     Section 10.01(a)(ii) shall not be available to any party whose breach of any of its representations or warranties under this Agreement or whose failure to perform or fulfill any covenant or agreement contained in this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

              (iii) by the Purchaser, if the Sellers shall have (i) failed to perform any of their covenants or agreements contained this Agreement, which failure to perform would be reasonably likely to have a Material Adverse Effect and is incapable of being cured or has not been cured within 20 calendar days after the giving of written notice thereof by the Purchaser to the Sellers or such longer period in the event that such breach cannot reasonably be expected to be cured within such 20-day period and the Sellers are diligently pursuing such cure, but in no event later than the Termination Date or (ii) breached any of their representations or warranties contained in this Agreement, which breach would be reasonably likely to have a Material Adverse Effect and is incapable of being cured or has not been cured within 20 calendar days after the giving of written notice thereof by the Purchaser to the Sellers; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 10.01(a)(iii) if Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

              (iv) by the Sellers, if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would be reasonably likely to have a Purchaser Material Adverse Effect and is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof by the Sellers to the Purchaser; provided, however, that the Sellers may not terminate this Agreement pursuant to this Section 10.01(a)(iv) if the Sellers are then in breach in any material respect of any of their representations, warranties, covenants or agreements contained in this Agreement; or

              (v) by the Sellers, if any Governmental Authority shall have issued a judgment, decree, injunction, order or ruling restraining or prohibiting the consummation of the transactions contemplated hereby or any divestiture order or hold separate order.

         (b) The party(s) desiring to terminate this Agreement pursuant to
Section 10.01(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party(s) in accordance with Section 11.02 below.

         SECTION 10.02. Effect of Termination.

         (a) In the event of termination of this Agreement as provided in
Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Section 5.04, Section 10.02(b) and Section 11.01 and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach hereof.

         (b) In the event that this Agreement is terminated (i) by the Purchaser or the Sellers pursuant to Section 10.01(a)(ii) and provided that the conditions set forth in Sections 8.01(b) and 8.02(b) have not been satisfied or (ii) by the Sellers pursuant to Section 10.01(a)(vi), then the Purchaser shall pay to the Sellers on the date of such termination an aggregate amount in cash equal to 5% of the Purchase Price by wire transfer of immediately available funds to an account designated by the Sellers.

         SECTION 10.03. Exclusive Remedy. Prior to the Closing, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 10.01 and 10.02 hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.01. Expenses. Subject to Section 7.02 hereof, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the foregoing, Sellers shall pay any and all brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates, including without limitation, Goldman Sachs & Co. and Dirks Van Essen & Murray, and the Purchaser shall pay any and all brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

         SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by FedEx or other nationally recognized courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to the Sellers or Seller Guarantor:

             The Thomson Corporation
             One Station Place
             Stamford, CT 06902
             Attention:   General Counsel
             Telecopy:    (203) 328-8385

             with a copy to:

             Torys
             237 Park Avenue
             New York, NY 10017

             Attention: Bradley P. Cost, Esq.
             Telecopy:    (212) 682-0200

         (b) if to the Purchaser or Purchaser Guarantor:

             MediaNews Group, Inc.
             1560 Broadway, Suite 2100
             Denver, CO 80202

             Attention:  Joseph J. Lodovic, IV
             Telecopy:   (303) 820-1929
             with a copy to:

             Verner, Liipfert, Bernhard,
               McPherson and Hand, Chartered

             901 Fifteenth Street, N.W., Suite 700
             Washington, DC 20005
             Attention:    Howell E. Begle, Jr., Esq.
             Telecopy:     (202) 371-6279

         SECTION 11.03. Public Announcements. Except as may be required by applicable law or regulation (including the rules of any stock exchange on which any of the parties or their respective Affiliates are listed), no party to this Agreement shall make, or cause to be made, any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media with respect thereto without the prior written consent of the other parties, and, in any event, the parties shall reasonably cooperate as to the timing and contents of any such announcement or communication.

         SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 11.06. Disclosure Schedule. Disclosure of information in any portion of the Disclosure Schedule shall be deemed disclosure in any other portion of the Disclosure Schedule. In addition, (i) the fact that any disclosure on any Section of the Disclosure Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Section of the Disclosure Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (ii) disclosure of a particular matter on any Section of the Disclosure Schedule shall not in any circumstance be construed to mean that such matter would be reasonably likely to have a Material Adverse Effect.

         SECTION 11.07. Entire Agreement; Time of the Essence. This Agreement (including the Exhibits and the Disclosure Schedule), the Ancillary Agreements and, subject to Section 5.04, the Confidentiality Agreement, taken together, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof and except as otherwise expressly provided herein or therein. Time shall be of the essence in this Agreement.

         SECTION 11.08. Assignment; Like Kind Exchange.

         (a) This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign this Agreement (or any portion of its rights hereunder) to any of its Affiliates or, subject to subsection (b), to a QI, in any case, so long as such assignment does not relieve the Purchaser of any of its obligations hereunder. Any attempted assignment in violation of the foregoing shall be null and void.

         (b) The parties acknowledge that the Purchaser is considering acquiring the Transferred Assets through a qualified intermediary within the meaning of Treas. Reg. Section 1.1031(k)-1(g)(4) (the "QI") for the purpose of effecting a like kind exchange (an "Exchange") within the meaning of Section 1031 of the Code. If the Purchaser decides to effect an Exchange, the Purchaser may, in its sole discretion, notify the Sellers, in writing, and the Sellers shall reasonably cooperate with the Purchaser to enable the Purchaser to effect the Exchange, at the Purchaser's sole cost and expense, provided that nothing herein or as a result of the Exchange shall limit or otherwise waive the Purchaser's obligations hereunder or shall delay or otherwise adversely affect the Closing hereunder.

         SECTION 11.09. No Third-Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties and the provisions of Section 5.06 relating to Transition Services Providers, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10. Further Action. From and after the Closing Date, each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including, without limitation, the assumption and payment by the Purchaser of the Assumed Liabilities pursuant to
Section 2.02(a). Without limiting the foregoing, from and after the Closing Date, subject to Section 5.05(b), (i) the Sellers shall do all things reasonably necessary as reasonably requested by the Purchaser to put the Purchaser in effective possession, ownership and control of the Transferred Assets and the Purchaser shall reasonably cooperate with the Sellers for that purpose and (ii) the Purchaser shall do all things reasonably necessary as reasonably requested by the Sellers to put the Sellers in effective possession, ownership and control of the Excluded Assets and the Sellers shall reasonably cooperate with the Purchaser for that purpose.

         SECTION 11.11. Amendment; Waiver.

         (a) This Agreement may not be amended or modified except by (a) an instrument in writing signed by the Sellers and the Purchaser and in the case of an amendment or modification of Section 11.16 hereof, by the Seller Guarantor or
(b) by a waiver in accordance with Section 11.11(b). Waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same term or condition, or a waiver of any other term or condition of this Agreement.

         (b) At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or covenants of the other party or conditions contained herein. Any such extension or waiver shall be valid only in the instance given and only if set forth in an instrument in writing signed by the party to be bound thereby.

         SECTION 11.12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State. Subject to Section 2.07(b), all actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or Federal court sitting in the County of New York, and the parties hereto hereby irrevocably and unconditionally (i) submit to the exclusive jurisdiction of such courts in any such action, suit or proceeding, (ii) waive any objection to the laying of venue in such courts and (iii) waive the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding.

         SECTION 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         SECTION 11.14. Construction. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

         SECTION 11.15. No Conflict of Interest. Each of the parties to this Agreement hereby agrees that Torys may serve as counsel to each of the Sellers and their Affiliates and Verner, Liipfert, Bernhard, McPherson and Hand, Chartered may serve as counsel to the Purchaser and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that Torys (or any successor) may serve as counsel to the Sellers, Sellers' Affiliates or any director, officer, employee or Affiliate of any or more of them and Verner, Liipfert, Bernhard, McPherson and Hand, Chartered (or any successor) may serve as counsel to the Purchaser, the Purchaser's Affiliates or any director, officer, employee or Affiliate of any one or more of them, in any case, in connection with any litigation, claim or obligation arising out of or relating to this


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

Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom. This Agreement shall not limit, impair or modify any existing agreement, arrangement or understanding relating to the representation by or of any of the parties hereto or any beneficial owner of any such party.

         SECTION 11.16. Guarantee.Thomson Delaware Holdings Inc., a Delaware corporation (the "Seller Guarantor"), hereby guarantees to the Purchaser, as a primary obligor, payment and performance by each Seller of their respective obligations under this Agreement and under each of the Ancillary Agreements to which they are parties (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof. The Seller Guarantor hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations, and no consent of the Seller Guarantor shall be required with respect to any amendment or waiver of this Agreement (other than this Section 11.16) that is effected in accordance with this Agreement. The liability of the Seller Guarantor under this Agreement by reason of this Section 11.16 is primary, and Purchaser shall not be required to make any demand on the Sellers for performance of any of their obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against the Sellers, prior to proceeding against the Seller Guarantor.

                                      * * *

         IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        THOMSON NEWSPAPERS INC.

                                        By:
                                           --------------------------------
                                           Name:

                                           Title:

                                        THOMSON NEWSPAPERS LICENSING CORPORATION

                                         By:
                                            --------------------------------
                                            Name:

                                            Title:

                                         TN CUSTOMER HOLDING LLC

                                         By:
                                            --------------------------------
                                            Name:

                                            Title:

                                         MEDIANEWS GROUP, INC.

                                         By:
                                            --------------------------------
                                            Name:

                                            Title:

                                         For purposes of Article XI only:

                                         THOMSON DELAWARE HOLDINGS INC.

                                         By:
                                            --------------------------------
                                            Name:

                                            Title: